UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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BIOCRYST PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BIOCRYST PHARMACEUTICALS, INC.
4505 Emperor Blvd., Suite 200
Durham, North Carolina 27703

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 20, 2015

To the Stockholders of BioCryst Pharmaceuticals, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of BioCryst Pharmaceuticals, Inc., a Delaware corporation, will be held at our corporate offices at 4505 Emperor Blvd., Suite 200, Durham, NC 27703 on Wednesday, May 20, 2015 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect the one director nominated in this proxy statement to serve for a term of three years and until a successor is duly elected and qualified;
2.	To ratify the selection of Ernst & Young LLP as our independent registered public accountants; and
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF PROPOSALS 1 AND 2. The proposals are further described in the proxy statement.

The Board of Directors has fixed the close of business on March 27, 2015 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting or any adjournment thereof. The meeting may be adjourned from time to time without notice other than announcement at the meeting, and any business for which notice of the meeting is hereby given may be transacted at any such adjournment. A list of the stockholders entitled to vote at the meeting will be open to examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting at the principal executive offices of the Company in Durham, North Carolina.

Please review carefully the Proxy and Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Alane P. Barnes, Corporate Secretary

Durham, North Carolina
April 10, 2015

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE PROMPTLY. A PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT. IF YOU ATTEND THE MEETING, YOUR PROXY WILL NOT BE COUNTED WITH RESPECT TO ANY MATTER UPON WHICH YOU VOTE IN PERSON.

BIOCRYST PHARMACEUTICALS, INC.
4505 Emperor Blvd., Suite 200
Durham, North Carolina 27703

PROXY STATEMENT

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of BioCryst Pharmaceuticals, Inc. (“BioCryst” or the “Company”) for the Annual Meeting of Stockholders of the Company to be held at our corporate offices at 4505 Emperor Blvd., Suite 200, Durham, NC 27703 on Wednesday, May 20, 2015 at 10:00 a.m., Eastern Daylight Time, and any adjournment thereof (the “Meeting”) and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

In this document, the words “BioCryst,” “the Company,” “we,” “our,” “ours,” and “us” refer only to BioCryst Pharmaceuticals, Inc. and not any other person or entity.

We are taking advantage of Securities and Exchange Commission (“SEC”) rules that allow us to deliver proxy materials to our stockholders on the Internet. Under these rules, we are sending our stockholders a one-page notice regarding the Internet availability of proxy materials instead of a full printed set of proxy materials. Our stockholders will not receive printed copies of the proxy materials unless specifically requested. Instead, the one-page notice that our stockholders receive will tell them how to access and review on the Internet all of the important information contained in the proxy materials. This notice also tells our stockholders how to submit their proxy card on the Internet and how to request to receive a printed copy of our proxy materials. We expect to provide notice and electronic delivery of this proxy statement to such stockholders on or about April 10, 2015.

Purpose of the Meeting

The matters to be considered at the Meeting are:

1. To elect the one director nominated in this proxy statement to serve for a term of three years and until a successor is duly elected and qualified;
2. To ratify the selection of Ernst & Young LLP as our independent registered public accountants; and
3. To transact such other business as may properly come before the stockholders at the Meeting or any adjournment or postponement thereof.

Revocation and Voting of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to the voting thereof, by giving written notice to our Corporate Secretary at our principal executive offices, 4505 Emperor Blvd., Suite 200 Durham, NC 27703 or by voting in person at the Meeting. Attendance at the Meeting will not, by itself, revoke a proxy. All valid, unrevoked proxies will be voted as directed. In the absence of any contrary directions, proxies received by the Board will be voted as follows:

•	FOR the election of the nominee named in this proxy statement for director of the Company; and
•	FOR ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accountants for 2015.

With respect to such other matters as may properly come before the Meeting, votes will be cast in the discretion of the appointed proxies.

Voting and Quorum

Only holders of record (the “Stockholders”) of our common stock (the “Common Stock”) as of the close of business on March 27, 2015 (the “Record Date”) will be entitled to notice of and to vote at the Meeting. At March 27, 2015 there were 72,458,424 shares of Common Stock outstanding. Stockholders are entitled to vote in any one of the following ways:

1.        In Person.  Stockholders who choose to attend the Meeting can vote in person at the Meeting by presenting a form of photo identification acceptable to the Company.

2.        By Internet.  Stockholders can vote on the Internet by following the instructions provided in the one-page notice regarding the Internet availability of proxy materials.

3.        By Mail.  Stockholders can vote by mail after requesting a paper copy of the proxy materials, including a proxy card, by following the instructions provided in the one-page notice regarding the Internet availability of proxy materials.

4.        By Telephone: Stockholders can vote over the telephone using the toll-free telephone number obtained by accessing the website set forth in the instructions provided in the one-page notice regarding the Internet availability of proxy materials.

Each share of Common Stock is entitled to one vote on all matters on which Stockholders may vote. There is no cumulative voting in the election of directors. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. Shares of Common Stock represented by a properly executed and returned proxy will be treated as present at the Meeting for purposes of determining the presence of a quorum without regard to whether the proxy is marked as casting a vote for or against, or withholding authority or abstaining with respect to a particular matter. In addition, shares of Common Stock represented by “broker non-votes” generally will be treated as present for purposes of determining the presence of a quorum.  Broker non-votes are shares of Common Stock held in record name by brokers, banks or other nominees as to which a proxy is received and (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary power and (iii) the record holder had indicated that it does not have authority to vote such shares on that matter.

Attending the Meeting

Stockholders as of the Record Date are invited to attend the Meeting. Stockholders must present a form of photo identification acceptable to the Company, such as a valid driver’s license or passport. Registered holders may vote upon presentation of identification. Beneficial owners must obtain a proxy from their broker, bank or other holder of record and present it to the inspector of election with their ballot. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.  The Meeting will begin promptly at 10 a.m., Eastern Daylight Time. Please allow ample time for the check-in procedures. Media may attend the Meeting by invitation only.

Required Votes, Abstentions, and Broker Non-Votes

Directors will be elected by a plurality of the votes cast.  This means that the nominee with the most votes will be elected.  Votes may be cast for or withheld from the nominee, but a withheld vote or a broker non-vote will not affect the outcome of the election of directors at the Meeting.

The affirmative vote of the holders of a majority of the Shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote on this proposal is required for approval of  the ratification of our selection of Ernst & Young LLP as our independent registered public accountants.  Abstentions with respect to this proposal will have the same effect as a vote against this proposal, and broker non-votes will have no effect upon this proposal.

Proxy Solicitation

We are making this proxy solicitation both through the mail and Internet, although proxies may be solicited by personal interview, telephone, facsimile, letter, e-mail or otherwise. Certain of our directors, officers and other employees, without additional compensation, may participate in the solicitation of proxies. We will pay the cost of this solicitation, including the reasonable charges and expenses of brokerage firms and others who forward solicitation materials to beneficial owners of the Common Stock. We have retained Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902 to act as proxy solicitor in conjunction with the meeting.  We have agreed to pay that firm approximately $10,000 plus reasonable out of pocket expenses for their services.

ITEMS TO BE VOTED ON

1.  ELECTION OF DIRECTORS

It is proposed to elect the one director nominated in this proxy statement to serve until the annual meeting of stockholders in 2018, and until a successor shall have been duly elected and qualified. Proxies cannot be voted for more than one person. Unless otherwise specified in the accompanying proxy, the shares voted by proxy will be voted FOR the election of the person listed for a term expiring in 2018. The Board expects that the nominee will be available for election but, if the nominee is not available, proxies received will be voted for a substitute nominee to be designated by the Board.

NOMINEE FOR DIRECTOR WITH TERM EXPIRING AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2018

Name	Age(1)	Position(s) with the Company	Served as Director Since
Nancy J. Hutson, Ph.D.	65	Director	2012

The following persons shall continue to serve as directors for the terms indicated:

DIRECTORS WITH TERMS EXPIRING AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2016

Name	Age(1)	Position(s) with the Company	Served as Director Since
Fred E. Cohen, M.D., D.Phil.	58	Director	2013
Kenneth B. Lee, Jr.	67	Director	2011
Charles A. Sanders, M.D.	83	Director	2009

DIRECTORS WITH TERMS EXPIRING AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2017

Name	Age(1)	Position(s) with the Company	Served as Director Since
George B. Abercrombie	60	Director, Chairman of the Board	2011
Stanley C. Erck	66	Director	2008
Jon P. Stonehouse	54	Director, President, Chief Executive Officer	2007
________
(1)	Age as of March 27, 2015.

Peder Jensen will continue to serve as a Director until his current term expires at the Meeting. Below you can find information, including biographical information, about our current directors, nominees for director and directors whose terms continue after the Meeting, as well as a discussion of the specific experiences, qualifications, attributes and skills considered by the Board in concluding that such individuals should serve as directors.

Nancy J. Hutson, Ph.D. was appointed to the Board in January 2012. Dr. Hutson brings over 30 years of experience as a seasoned professional and leader within the pharmaceutical industry. She retired from Pfizer, Inc. in 2006 after spending 25 years in several research and leadership positions, most recently serving as Senior Vice President of Global Research & Development (R&D) as well as Director of Pfizer’s pharmaceutical R&D site, Groton/New London Laboratories. Dr. Hutson received a Bachelor of Arts degree from Illinois Wesleyan University and a Ph.D. in physiology from Vanderbilt University. Dr. Hutson currently serves on the Board of Directors for Endo Pharmaceuticals Holdings, Inc.  She also previously served on the Board of Directors of Inspire Pharmaceuticals, Inc. and Cubist Pharmaceuticals, Inc. Dr. Hutson’s extensive experience in research and development in the pharmaceutical industry provides valuable insight to the Board.

Fred E. Cohen, M.D., D.Phil. was appointed to the Board in July 2013.  In 2001, Dr. Cohen joined TPG, a private investment firm, to initiate TPG’s venture efforts in biotechnology and life sciences, and he serves as a Partner at TPG and Managing Director at TPG Biotech.  Dr. Cohen served as a member of the faculty of University of California, San Francisco (UCSF) from 1986-2014. At UCSF, Dr. Cohen served as an Internist for hospitalized patients, a consulting Endocrinologist and as the Chief of the Division of Endocrinology and Metabolism. His research interests include structure based drug design, prion diseases, computational biology and heteropolymer chemistry. Dr. Cohen received his B.S. degree in Molecular Biophysics and Biochemistry from Yale University, his D.Phil. in Molecular Biophysics from Oxford on a Rhodes Scholarship, his M.D. from Stanford and his postdoctoral training and postgraduate medical training in Internal Medicine and Endocrinology at UCSF. He is a Fellow of the American College of Physicians and the American College of Medical Informatics and a member of the American Society for Clinical Investigation and Association of American Physicians. Dr. Cohen was elected to the Institute of Medicine of the National Academy of Sciences in 2004 and the American Academy of Arts and Sciences in 2008. Currently Dr. Cohen also serves on the Board of Directors of Genomic Health, Veracyte, Tandem Diabetes, Five Prime Therapeutics and Quintiles Transnational, as well as on the Boards of several privately held companies.  Dr. Cohen’s extensive expertise in the pharmaceutical industry, private investment expertise and experience serving on boards of biotechnology companies contribute valuable insight and experience to the Board.

Kenneth B. Lee, Jr. was appointed to the Board in June 2011. Mr. Lee has over 35 years of experience counseling management teams, boards of directors and investors of technology-based companies worldwide. He is currently a General Partner with Hatteras Venture Partners, LLC, a venture capital fund focusing on life science companies, which he joined in 2003. Previously he was President of A.M. Pappas & Associates, LLC, following 29 years with Ernst & Young LLP, where he was most recently Managing Director of the firm’s health sciences corporate finance group. Mr. Lee received a Bachelor of Arts degree from Lenoir-Rhyne College and an MBA from the University of North Carolina at Chapel Hill. Mr. Lee is currently on the Board of Directors of Pozen, Inc., and serves on the Boards of private companies Clinipace and Clinverse as well. Previously, Mr. Lee served on the Boards of Abgenix, Inc., CV Therapeutics, Inspire Pharmaceuticals, Maxygen, Inc., OSI Pharmaceuticals and A.M. Pappas & Associates. He has served in various leadership capacities on these Boards, including Chairman of the Board, Independent Lead Director and Chairman of Audit and Compensation Committees. Mr. Lee’s experience advising biotechnology companies regarding financial and partnering strategies, his extensive background in finance and his experience serving on the Boards of biotech companies contribute valuable insight and experience to the Board.

Charles A. Sanders, M.D. was appointed to the Board in December 2009.  Dr. Sanders has 30 years of executive leadership experience in the pharmaceutical industry. He retired from Glaxo, Inc. (now GlaxoSmithKline), a pharmaceutical company, where he served as Chief Executive Officer from 1989 through 1994 and Chairman of the Board from 1992 through 1995. Before joining Glaxo, Dr. Sanders spent eight years with Squibb Corp., where he held a number of posts, including the positions of Vice Chairman, Chief Executive Officer of the Science and Technology Group and Chairman of the Science and Technology Committee of the Board of Directors. Previously, Dr. Sanders was General Director of Massachusetts General Hospital, Professor of Medicine at Harvard Medical School, Chairman of The Commonwealth Fund and Chairman of the New York Academy of Sciences. A native of Dallas, he is a graduate of Southwestern Medical College of the University of Texas. Dr. Sanders is currently a member of the Institute of Medicine of the National Academy of Sciences. He is also Chairman Emeritus of Project HOPE and Chairman of the Foundation for the National Institutes of Health, and past Chairman of the UNC Health Care System. Dr. Sanders currently serves as Chairman Emeritus of Biodel, Inc. and has previously served as a director of Icagen, Inc. and Cephalon, Inc. In addition, he currently serves on the Board of Directors of the Center for Strategic and International Studies and the GlaxoSmithKline Foundation. Dr. Sanders brings to the Board vast experience in the pharmaceutical industry, both as an executive and as a director. His vast experience, in addition to his medical training, provides a valued background for service on the Board.

George B. Abercrombie was appointed to the Board in October 2011 and was elected Chairman of the Board in May 2013. Mr. Abercrombie has over 30 years of experience as a business leader in the pharmaceutical industry. He most recently served from 2001 to 2009 as the President and Chief Executive Officer of Hoffmann-La Roche Inc., a pharmaceutical company, where he was responsible leading operations in both the U.S. and Canada. During his tenure, Mr. Abercrombie also served as a member of the Roche Pharmaceutical Executive Committee, which was responsible for developing and implementing global strategy for the Pharmaceuticals Division. In 1993, Mr. Abercrombie joined Glaxo Wellcome Inc. as Vice President and General Manager of the Glaxo Pharmaceuticals Division, and was later promoted to Senior Vice President, U.S. Commercial Operations. Prior to joining Glaxo, he spent over ten years at Merck & Co., Inc., where he gained experience in sales and marketing, executive sales management and business development. Mr. Abercrombie began his career as a pharmacist after receiving a bachelor’s degree in pharmacy from the University of North Carolina at Chapel Hill, and later earned an MBA from Harvard University. Mr. Abercrombie currently holds the position of Senior Vice President, Corporate Partnerships, Commercial at Theravance, Inc.  He serves as Chairman of the Board of Brickell Biotech and is a member of the Board of Directors of Physicians Interactive. He formerly served on the Boards of Directors of Inspire Pharmaceuticals, Inc., Ziopharm Oncology, Inc, Tranzyme Pharma and DemeRX.  Additionally, he is Vice-Chairman of the Board of Directors of Project HOPE, an Adjunct Professor at Duke University’s Fuqua School of Business and a board member of the North Carolina GlaxoSmithKline Foundation. He previously served on the Executive Committee and Board of Directors of the Pharmaceutical Research & Manufacturers of America (PhRMA), as well as on the Board of the Johns Hopkins School of Hygiene and Public Health. Mr. Abercrombie’s executive experience in the pharmaceutical industry and management positions with major pharmaceutical companies provide an excellent background for service on the Board.

Stanley C. Erck was appointed to the Board in December 2008. Mr. Erck has over 30 years of executive leadership experience in the pharmaceutical industry. Mr. Erck has served as President, CEO and Director of Novavax, Inc., a publicly traded biopharmaceutical company since 2011, having previously served as Executive Chairman from 2010 to 2011, and he has served as a director of Novavax since 2009. From 2000 through 2008, Mr. Erck served as President and Chief Executive Officer of Iomai Corporation, a biopharmaceutical company, leading the company through an initial public offering and a merger with Intercell AG, an Austrian vaccine company, and through the development of a late-stage infectious disease product candidate. Prior to Iomai, Mr. Erck served as President and Chief Executive Officer of Procept, Inc., a publicly traded immunology company; as Vice President, Corporate Development at Integrated Genetics Inc. (now Genzyme Corp.), and in management positions within Baxter International Inc. In addition to Novavax, Mr. Erck currently sits on the Board of Directors of MaxCyte, Inc. He received his undergraduate degree from the University of Illinois and his MBA from the University of Chicago Graduate School of Business. Mr. Erck’s executive experience in the biotech industry and his management positions with major pharmaceutical companies, including his experience with late-stage product candidate development, provide an excellent background for service on the Board.

Jon P. Stonehouse joined BioCryst in January 2007 as Chief Executive Officer and Director. He was also named President in July 2007. Prior to joining the Company, he served as Senior Vice President of Corporate Development for Merck KGaA, a pharmaceutical company, since July 2002. His responsibilities included corporate mergers and acquisitions, global licensing and business development, corporate strategy and alliance management. Prior to joining Merck KGaA, Mr. Stonehouse held a variety of roles at Astra Merck/AstraZeneca. Mr. Stonehouse began his career in the pharmaceutical industry as a sales representative and held increasing sales leadership positions at Merck & Co., Inc. In 2008 and 2011, respectively, Mr. Stonehouse joined the Advisory Boards of Precision Biosciences, Inc., a private biotechnology company and Genscript, a private bioservices company.  Also in December 2014, he joined the Board of Directors of Bellicum Pharmaceuticals, Inc., a publicly traded clinical stage biopharmaceutical company focused on novel cellular immunotherapies. Mr. Stonehouse earned his BS in Microbiology at the University of Minnesota. As Chief Executive Officer and President of BioCryst, Mr. Stonehouse brings to the Board an intimate knowledge of our business, and his executive experience in a variety of capacities at major pharmaceutical companies provides industry-specific operational experience that is beneficial to the Board.

Peder K. Jensen, M.D., age 60, was appointed to the Board in May 2011. Dr. Jensen has over 25 years of global drug development experience in both pharmaceutical and biotechnology companies and has been responsible for more than forty new drug approvals in the U.S., Europe and Japan during his career. He most recently served as Corporate Senior Vice President and General Manager, Research & Development (R&D) for Japan and Asia/Pacific at Schering-Plough Corporation, a pharmaceutical company, from 2006 to 2010, and earlier he held a number of global senior R&D positions at Schering-Plough, including Executive Vice President of Clinical Research and Chief Medical Officer. Dr. Jensen previously held senior R&D positions at Chiron and Ciba-Geigy, and a number of academic posts. Dr. Jensen received his M.D. from the University of Copenhagen, where he also completed his post graduate medical training in neurology and internal medicine. Dr. Jensen is also a member of the Boards of Directors of Acorda Therapeutics, Inc., Five Prime Therapeutics, Inc. and Revivia Pharmaceuticals, a private pharmaceutical company.  Dr. Jensen serves as a member of the Compensation Committees at Acorda and FivePrime, as a member of the Compliance Committee as Acorda and as chair person of the Government and Nomination Committee at FivePrime. Dr. Jensen’s extensive experience in the pharmaceutical and biotechnology industries in a wide range of therapeutic areas, together with his medical training, provide a valued background for service on the Board.

If the nominee is unable or unwilling to accept election, it is expected that the proxies will vote for the election of such other person for the office of director as the Board may then recommend. The Board has no reason to believe that the person named will be unable to serve or will decline to serve if elected.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE NOMINEE FOR DIRECTOR NAMED ABOVE.

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has appointed Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2015. Services provided to the Company by Ernst & Young LLP in fiscal 2014 and 2013 are described below.

The Company is asking its stockholders to ratify the selection of Ernst & Young LLP as its independent registered public accountants. Although ratification is not required by the Company’s bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to its stockholders for ratification as a matter of good corporate practice.

A representative of Ernst & Young LLP will be present at the Meeting and will have an opportunity to make a statement and/or to respond to appropriate questions from our stockholders.

Audit Fees

In connection with the audit of the 2014 consolidated financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP agreed to perform audit services for the Company.

Set forth below is information relating to the aggregate fees paid to Ernst & Young LLP for professional services rendered for the fiscal years ended December 31, 2014 and 2013, respectively.

	2014	2013
(1) Audit Fees	$535,003	$517,273
(2) Audit-related fees	—	—
(3) Tax fees	—	—
(4) All other fees	—	—

It is the policy of the Audit Committee, as set forth in the Audit Committee Charter, to pre-approve, consistent with the requirements of the federal securities laws, all auditing services and non-audit services provided to the Company by its independent registered public accounting firm, other than such non-audit services as are prohibited by law to be performed by the independent registered public accounting firm and other than as provided in the de minimis exception set forth in applicable provisions of the federal securities laws. The Audit Committee may delegate to one or more of its designated members the authority to grant the required pre-approvals, provided that the decisions of any member(s) to whom such authority is delegated to pre-approve an activity shall be presented to the full Audit Committee at each of its scheduled meetings.  Audit fees for 2014 and 2013 included $137,000 and $146,500, respectively, for services related to SEC filings, including comfort letters and consents.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2015.

In the event that the Company’s stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

CORPORATE GOVERNANCE

Code of Business Conduct

We have a code of business conduct that applies to all of our employees as well as to each member of the Board.  The code of business conduct is available on our website at www.biocryst.com under the Corporate Governance section.  The Company intends to post on its website any amendments to, or waivers from, its code of business conduct. To date, there have not been any waivers by us under the code of business conduct.

Board of Directors

The Company is governed by a Board of Directors, which currently consists of eight directors as determined by resolution of the Board in accordance with the Company’s Certificate of Incorporation. The Board has determined that six of the eight current members of the Board (Abercrombie, Erck, Hutson, Jensen, Lee, and Sanders), are independent as defined by the Nasdaq Global Select Market, or Nasdaq.  There are no family relationships among any of our directors or executive officers.

The Board has established the Audit, Compensation, and Corporate Governance and Nominating committees to assist in the oversight of the Company. The Board has adopted charters for each of these committees, which are posted on the Company’s website at www.biocryst.com. The Company also makes available at its website its code of business conduct. Printed copies of these charters or the code of business conduct may be obtained, without charge, by contacting the Corporate Secretary, BioCryst Pharmaceuticals, Inc., 4505 Emperor Blvd., Suite 200, Durham, North Carolina 27703.

Board Leadership Structure

Mr. Abercrombie currently serves as the Chairman of the Board.  The Chairman of the Board presides over the Board meetings and any executive session of the non-management directors. An executive session is held at every regularly scheduled Board meeting.

The Company's CEO is responsible for setting the Company's strategic direction and for the day-to-day leadership performance of the Company.  The Company's independent Chairman provides input to the CEO and is responsible for presiding over the meetings of the Board and executive sessions of non-management directors.  The Company believes that separating the roles of Chairman and CEO is the most appropriate leadership structure for the Company at this time, based on the current circumstances and direction of the Company and the membership of the Board, including the vast experience of our current Chairman of the Board in the pharmaceutical industry.  This leadership structure permits the CEO to focus his attention on managing our business and allows the Chairman to function as an important liaison between management and the Board, enhancing the ability of the Board to provide oversight of the Company's management and affairs.

Risk Oversight

The Company does not view risk in isolation, but considers risk as part of its regular consideration of business strategy and business decisions.  The Board oversees the Company’s risk management function, directly and through its committees.  BioCryst approaches risk management by integrating its strategic planning, operational decision making and risk oversight and communicating risks and opportunities to the Board.  The Board commits extensive time and effort every year to discussing and agreeing upon the Company’s strategic plan, and it reconsiders key elements of the strategic plan as significant events and opportunities arise during the year.  As part of the review of the strategic plan, as well as in evaluating events and opportunities that occur during the year, the Board and management also consider the risks relating to the strategic plan.

While the Board has primary responsibility for oversight of the Company’s risk management, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight.  Specifically, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with public reporting requirements.  The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks arising from compensation policies and programs.  The Governance Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks related to corporate governance matters.  The Audit Committee is also responsible for reviewing, discussing and advising the Board with respect to our corporate compliance program and code of business conduct. For additional information related to the Compensation Committee’s role in evaluating risks related to our executive compensation program, see “Compensation Discussion and Analysis” below.

Committees of the Board

Audit Committee

The Company has an Audit Committee, currently consisting of Mr. Lee, as its Chairman, Mr. Abercrombie and Dr. Jensen, which is responsible for the review of internal accounting controls, financial reporting and related matters. The Audit Committee also recommends to the Board the independent accountants selected to be the Company’s auditors and reviews the audit plan, financial statements and audit results. The Board has adopted an Audit Committee Charter, available on the Company’s website, that meets all applicable rules of Nasdaq and the SEC. The Audit Committee members are “independent” directors as defined by Nasdaq and the SEC and meet the heightened independence standards applicable to Audit Committee members under Nasdaq and SEC rules and meet Nasdaq’s financial literacy requirements for audit committee members. The Board has determined that Mr. Lee qualifies as an “audit committee financial expert,” as such term is defined by the SEC. The Audit Committee met 6 times during 2014.

Compensation Committee

The Company has a Compensation Committee, currently consisting of Mr. Erck, as its Chairman, Mr. Abercrombie, Dr. Jensen and Dr. Sanders. The Compensation Committee is responsible for the annual review of officer compensation and other incentive programs. The Board has adopted a Compensation Committee Charter, available on the Company’s website, that meets all applicable rules of Nasdaq and the SEC. The Compensation Committee members are “independent” directors as defined by Nasdaq and meet the heightened independence standards applicable to Compensation Committee members under Nasdaq rules. The Compensation Committee held 7 meetings during 2014. More information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of consultants in determining or recommending the amount or form of director and executive compensation, is included in under the heading “Compensation Discussion and Analysis” below.

Corporate Governance and Nominating Committee

The Company has a Corporate Governance and Nominating Committee consisting of Dr. Hutson, as its Chairwoman, Dr. Jensen and Mr. Abercrombie. The Corporate Governance and Nominating Committee selects persons for election or re-election as directors and provides oversight of the corporate governance affairs and policies of the Board of Directors and the Company. The Board has adopted a Corporate Governance and Nominating Committee Charter, available on the Company’s website, that meets all applicable rules of Nasdaq and the SEC. The Corporate Governance and Nominating Committee members are “independent” directors as defined by Nasdaq. The Corporate Governance and Nominating Committee met 4 times during 2014.

Other Committees

The Company also has a Science Committee and a Finance Committee, each of which convenes from time to time, as needed, to assist the Company and the Board on significant scientific and financial matters.  No compensation, in addition to the Board fees already received for serving on the Board, is currently paid to those Board members participating in these committees.

Selection of Board Nominees

The Corporate Governance and Nominating Committee will consider candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. The Committee has established a procedure for submission of suggestions by stockholders and will consider candidates recommended in writing, including biographical information and personal references. All submissions by stockholders should be sent directly to the Chairman of the Board, George B. Abercrombie, at 4505 Emperor Blvd., Suite 200, Durham, North Carolina 27703. The Chairman will provide copies of all submissions to the Committee for their consideration.

The Committee reviews all submissions and evaluates them based on predetermined selection criteria to identify prospective nominees. Once the Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or to others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request additional information about the prospective nominee’s background and experience. The Committee then evaluates the prospective nominee against our director selection criteria, including:

•	the ability of the prospective nominee to represent the interests of the stockholders of the Company;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•
the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards; and

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board.

In evaluating candidates for Board membership, consideration is given to obtaining a diversity of experience and perspective within the Board. In considering diversity, we look at the entirety of the Board. Although we do not seek constituent or representational directors, the Committee considers the diversity of the Board whenever we are looking for a new director. The Committee and the Board evaluate the Board’s diversity on a periodic basis as part of their review of the Board as a whole. For example, our Board conducts annual self-evaluations, which the Committee oversees, designed to solicit directors’ views on a variety of topics, including whether directors as a whole have the appropriate mix of characteristics, business experience, background and tenure.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee selects the director nominees for the next annual meeting of shareholders. The Committee recommended the nomination of the incumbent director whose term was expiring at the Annual Meeting for re-election to the Board of Directors.

Stockholder or Other Interested Party Communications

Stockholders or other parties interested in communicating directly with the Board, or specified individual directors, may do so by writing the Corporate Secretary, 4505 Emperor Blvd., Suite 200, Durham, North Carolina 27703. The Secretary will review all such correspondence and will regularly forward to the Board copies of all such correspondence that, in the opinion of the Secretary, relates to the functions of the Board or its committees or that the Secretary otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of such correspondence. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for our directors to help ensure that they each maintain an equity stake in the Company and, by doing so, appropriately link their interests with those of stockholders.  The guideline for non-employee directors is for each director to hold 10,000 shares of BioCryst stock.  Non-employee directors are expected to achieve this ownership level within the later of three years of joining the Board or February 28, 2016.

Director Attendance

During 2014, the Board held nine meetings. Each member of the Board attended at least 75% of the meetings of the Board and committees of the Board of which he or she is a member. We encourage all members of the Board to attend the Annual Meeting of Stockholders. Our President and Chief Executive Officer, Jon P. Stonehouse, Mr. Lee and Mr. Abercrombie were each in attendance at the 2014 Annual Meeting of Stockholders.

Certain Relationships and Related Transactions

Since January 1, 2014, there were no relationships or related transactions requiring disclosure between the Company and any of its directors, executive officers or five percent stockholders. The Audit Committee Charter requires all related party transactions to be pre-approved by the Audit Committee.

EXECUTIVE OFFICERS

Below you can find information, including biographical information, about our executive officers (other than Mr. Stonehouse, whose biographical information appears above).

Name	Age(1)	Position(s) with the Company
Yarlagadda S. Babu, Ph.D.	62	Senior Vice President of Drug Discovery
Alane P. Barnes	49	Vice President, General Counsel, and Corporate Secretary
Lynne Powell	48	Senior Vice President and Chief Commercial Officer
William P. Sheridan	60	Senior Vice President and Chief Medical Officer
Thomas R. Staab II	47	Senior Vice President, Chief Financial Officer and Principal Accounting Officer
__________
(1) Age as of March 27, 2015.

Yarlagadda S. Babu, Ph.D. joined BioCryst in 1988 and was BioCryst’s first full-time employee. Dr. Babu has served as the Company’s Vice President — Drug Discovery since 1992.  In October of 2013, Dr. Babu’s title was changed to Senior Vice President of Drug Discovery. Prior to joining BioCryst, he served five years on the biochemistry faculty at the University of Alabama at Birmingham (“UAB”).  Dr. Babu obtained his PhD from the Indian Institute of Science, Bangalore and spent three years in the Laboratory of Molecular Biophysics at the University of Oxford, UK before joining UAB.  He has over 70 publications in peer-reviewed journals, and a number of issued and pending patents to his credit.

Alane P. Barnes joined BioCryst in July 2006 as its General Counsel.  She was named Corporate Secretary in 2007, and has served as Vice President, General Counsel & Corporate Secretary since 2011.  She was named as an executive officer in 2013.  Ms. Barnes is responsible for all legal affairs of the company including but not limited to all contract negotiations, SEC compliance, corporate governance, IP strategy and management, licensing transactions, government contract management and dispute resolution. She graduated magna cum laude from Cumberland School of Law in 1997 and is a member of Curia Honoris, scholar of merit. Ms. Barnes received her B.S. in Natural Science with a concentration in biology and chemistry from UAB.  Prior to joining the Company, Ms. Barnes worked for the UAB Research Foundation where she managed intellectual property, negotiated license transactions and facilitated the emergence of new companies based on university technology.  Prior to employment at the UAB Research Foundation Ms. Barnes practiced corporate law with a prominent law firm in Birmingham, Alabama.  Currently, she serves on the Board of the Biotechnology Association of Alabama and has served as a mentor for Alabama Launchpad, a competition created to fuel the development of companies in Alabama.  Ms. Barnes regularly speaks at national conferences regarding the pharmaceutical business and at other women’s success conferences. She is a 2010 graduate of MOMENTUM, an organization geared toward building leadership in women.

Lynne Powell joined BioCryst in January 2015 as its Senior Vice President and Chief Commercial Officer. In this role, Lynne’s primary responsibility will be to formulate BioCryst’s global commercial strategy and to build the global organization that launches our oral kallikrein inhibitors for the prophylactic treatment of hereditary angioedema. Ms. Powell brings 24 years of industry experience to BioCryst. Most recently she served as Senior Vice President of North American Commercial Operations from January 2010 to December 2014 at CSL Behring, a biotherapeutics company.  In this role, Ms. Powell was accountable for the financial performance and general management of CSL Behring’s commercial activities within the U.S. and Canada. Throughout her 17 year career at CSL Behring, Ms. Powell assumed increasing responsibilities within the R&D and commercial functions of the organization. She gained significant global experience as Vice President, Global Commercial Development and Head of Business Development & European Marketing at CSL Behring. Ms. Powell launched five products globally for rare diseases, including hereditary angioedema disease (“HAE”). Prior to CSL Behring, Ms. Powell held positions of increasing responsibility within GlaxoWellcome plc’s commercial strategy and clinical research organizations.

William P. Sheridan joined BioCryst in July 2008 as its Senior Vice President and Chief Medical Officer. Dr. Sheridan spent 15 years in drug development at Amgen Pharmaceuticals, Inc., most recently as Vice President of North American Medical Affairs from March 2007 to November 2007, prior to joining the Company. Dr. Sheridan organized and led Amgen’s U.S. Medical Affairs function, making significant contributions to the successful launch of many compounds, including Aranesp®, Enbrel®, Kineret®, Neulasta® and Sensipar®. In addition to his most recent position at Amgen, Dr. Sheridan served at the Vice President level in International Medical Affairs, from March 2005 to February 2007; Global Health Economics, from January 2004 to January 2005; and Outcomes Research, U.S. Medical Affairs and Product Development from January 2002 to December 2003. Prior to joining Amgen, Dr. Sheridan practiced medicine at the Royal Melbourne Hospital in Victoria, Australia as Head of the Bone Marrow Transplant Service.  He earned his MB BS degree (M.D. equivalent) at the University of Melbourne in Victoria. He is a board-certified fellow of the Royal Australasian College of Physicians, with a sub-specialty in hematology and medical oncology. After leaving Amgen in November 2007 and prior to joining the Company, Dr. Sheridan served as an independent consultant for pharmaceutical companies, including BioCryst.

Thomas R. Staab, II joined BioCryst in July 2011 as its Chief Financial Officer and Treasurer.  Mr. Staab most recently served as Executive Vice President, Chief Financial Officer and Treasurer of Inspire Pharmaceuticals from May 2003 through its $430 million acquisition by Merck & Co., Inc. in May 2011. Prior to joining Inspire, he held senior financial positions of acting Chief Financial Officer and Treasurer at Triangle Pharmaceuticals, Inc. through its $480 million acquisition by Gilead Sciences, Inc. in 2003. Before joining Triangle, Mr. Staab spent eight years working for PriceWaterhouseCoopers LLP providing audit and business advisory services to national and multi-national corporations in the biotechnology, pharmaceutical, pulp and paper and communications industries. Mr. Staab currently serves on the Executive Committee of the Board of Directors of the North Carolina Biosciences Organization (“NCBIO”) as its Vice-Chairman and is the Chairman of its Audit Committee. He is a Certified Public Accountant and received a B.S. in Business Administration and a Masters of Accounting from the University of North Carolina at Chapel Hill.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Overview of Compensation

The Compensation Committee (referred to in this section as the Committee) of the Board of Directors has the responsibility for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. Our goal is to provide a compensation package that attracts, motivates and retains employees’ talent and is designed to align employees’ interests with the Company’s corporate strategies, business objectives and the interests of the stockholders. We refer to the individuals who served as our Chief Executive Officer, or CEO, and Chief Financial Officer, or CFO, during 2014, as well as the other individuals included in the Summary Compensation Table, as our “Named Executive Officers” or “NEOs.”  Those individuals are as follows:

•	Jon P. Stonehouse, who joined the Company in January 2007 as Chief Executive Officer and Director. He was also named President in July 2007.

•	Thomas R. Staab, II, who joined the Company in July 2011 as its Chief Financial Officer and Treasurer. He was also named Principal Accounting Officer in January 2013.

•
Yarlagadda S. Babu, Ph.D., who joined the Company in 1988 and was BioCryst’s first full-time employee. Dr. Babu has served as the Company’s Vice President — Drug Discovery since 1992.  In October 2013, Dr. Babu’s title was changed to Senior Vice President of Drug Discovery.

•	William P. Sheridan, who joined the Company in July 2008 as its Senior Vice President and Chief Medical Officer.

•	Alane P. Barnes, who joined the Company in 2006 as its General Counsel, was made its Corporate Secretary in 2007 and Vice President in 2011. She was designated an executive officer in 2013.

The Committee’s primary objectives for our executive compensation program are as follows:

•
to have a substantial portion of each officer’s compensation contingent upon the Company’s performance as well as upon his or her own level of performance and contribution towards the Company’s performance and long-term strategic goals;

•	to align the interests of our executives with the Company’s corporate strategies, business objectives and the long-term interests of our stockholders; and

•	to attract, motivate and retain our executive talent.

Role of the Compensation Committee and Executive Officers

The Committee has the primary authority to determine the Company’s compensation philosophy, assess overall Corporate performance for the year end and its impact on the bonus pool, options pool and base salary adjustment pool, and to establish compensation for the Company’s executive officers.  Prior to 2012, all employees in the Company were generally expected to participate in an annual performance review, which provided an assessment of the individual employee’s performance and contributions toward the achievement of Company objectives.  Since the restructuring of the Company in December 2012, the Company has not conducted annual individual performance reviews; rather, compensation decisions for each individual employee, including the CEO and the other Named Executive Officers, have been determined by the Committee based on its assessment of the performance of the Company.  Management recommended this approach as a mechanism to align the incentives of every employee with those of the Company’s shareholders and to reinforce the highly focused corporate strategy of the Company.

Role of Compensation Consultants

It is the practice of the Company to use a compensation consultant to perform an annual competitive compensation analysis of the Company’s overall compensation practices. The overall analysis is conducted by LCG Group, and is focused on evaluating all positions within BioCryst, establishing appropriate organizational levels within the Company and determining the competitive range of compensation, including both cash and stock, for each of the organizational levels.

For executive positions, LCG Group conducted an updated analysis of competitive base salary, annual incentive targets and stock option grant levels based on the Radford Biotechnology Survey, a survey of the majority of the biotechnology companies across the country, focusing on comparable positions at approximately 125 comparably-sized companies with 50 to 149 employees.  The results of this analysis were reviewed by the Committee in connection with its 2014 compensation decisions.

Role of the 2014 Advisory Vote on Executive Compensation

At our annual meeting in May 2014, our stockholders approved our “say-on-pay” proposal with more than 61% of the votes cast approving our executive compensation policies as described in our 2014 Proxy Statement filed on March 21, 2014. The Committee believes that this vote reflected stockholder agreement with the Committee’s overall compensation philosophy and actions, and therefore, the Committee continued to apply similar principles in determining the amounts and types of executive compensation for fiscal 2014, with specific compensation decisions to be made each year in consideration of these principles and the Company’s results and performance. In order to align employee incentives to shareholder interests, the performance of each employee, including that of the CEO and other Named Executive Officers, is evaluated based on the Committee’s assessment of the overall performance of the Company.  The Committee will continue to consider the outcome of stockholder say-on-pay votes in making future executive compensation decisions. Our next say-on-pay vote will take place at the 2017 Annual Shareholders Meeting.

2014 Elements of Executive Compensation

The Company’s 2014 compensation program for executive officers was primarily comprised of the following elements:

•	base salary;

•	annual incentive compensation;

•	stock option grants;

•	long-term equity incentive awards; and

•	other employee benefits.

Base Salary

The Company provides our employees with base salary to compensate them for services rendered during the fiscal year. In determining the base salary amount for each Named Executive Officer, the Committee primarily considers:

•	industry experience, knowledge and qualifications;

•	salary levels in effect for comparable positions within the Company’s industry obtained from the Radford Biotechnology Survey; and

•	individual performance of the executive and the general performance of the Company.

The Company’s compensation practice is to generally target the competitive 50th percentile for base salary, annual incentive and stock option grants. Base salary levels for our Named Executive Officers may fluctuate from the 50th percentile based on each Named Executive Officer’s particular experience, performance and value to the Company. For example, high-performing, experienced Named Executive Officers may be paid at or above the 75th percentile, while newer Named Executive Officers may be paid at a lower percentile.  Base salary amounts are typically reviewed annually as part of the Company’s performance review process as well as upon a promotion or other change in responsibility. To assist the Committee in determining appropriate base salary increases, LCG Group provided competitive base salary levels by analyzing the competitive data provided by the Radford Biotechnology Survey described in more detail above.

In setting 2014 salaries, given the small number of employees of the Company and the highly focused strategy of the Company, the Committee did not consider individual performance reviews but continued the approach of assessing all employees based on corporate performance.  For base salary, this resulted in all employees, including the Named Executive Officers, receiving a 3% increase. In addition, Ms. Barnes’ base salary was increased an additional 11% in line with the benchmark analysis resulting from her designation as a Named Executive Officer in 2013. For Ms. Barnes, who was designated an executive officer prior to the determination of her 2014 base salary, LCG Group’s analysis of the Radford Biotechnology Survey comparative data showed that she was paid less than the 25th percentile.  This was due to her comparative group changing as a result of her new responsibilities as an executive officer.  In order to establish her base salary at the 25th percentile, management recommended and the Committee determined it was advisable to increase her salary by $33,291.

The results of the 2014 base salary increases for the Named Executive Officers are as follows:

For Mr. Stonehouse, the increase resulted in a base salary of $489,990, between the 50th and 75th percentile.

For Dr. Babu, the increase resulted in a base salary of $351,740, approximating the 75th percentile.

For Dr. Sheridan, the increase resulted in a base salary of $431,430, above the 75th percentile.

For Mr. Staab, the increase resulted in a base salary of $399,120, above the 75th percentile.

For Ms. Barnes, the increase resulted in a base salary of $265,000, between the 25th and 50th percentile.

In setting 2015 salaries, consistent with its philosophy for 2014 salaries and given the small number of employees of the Company and the highly focused strategy of the Company, the Committee did not consider individual performance reviews but continued the approach of assessing all employees based on corporate performance.  For base salary, this resulted in all employees, including the Named Executive Officers, receiving a 3% increase. In addition, Ms. Barnes’ base salary was increased an additional 10% in line with the benchmark analysis resulting from her experience and position as a Named Executive Officer in 2013. For Ms. Barnes, management recommended and the Committee determined it was advisable to increase her salary by $35,000 to establish her base salary at the 50th percentile, consistent with the Company’s general target for base salaries.  For Lynne Powell, who joined the Company as its Senior Vice President and Chief Commercial officer in January 2015, to establish her base salary between the 50th and 75th percentile, management recommended and the Committee determined it was advisable to set her base salary at $350,000.

The results of the 2015 base salary increases for the Named Executive Officers are as follows:

For Mr. Stonehouse, the increase resulted in a base salary of $504,687, between the 50th and 75th percentile.

For Dr. Babu, the increase resulted in a base salary of $362,283, approximating the 75th percentile.

For Dr. Sheridan, the increase resulted in a base salary of $444,369, above the 75th percentile.

For Mr. Staab, the increase resulted in a base salary of $411,084, above the 75th percentile.

For Ms. Barnes, the increase resulted in a base salary of $300,000, approximating the 50th percentile.

Annual Incentive Compensation (AIP)

It is the Committee’s objective to have a substantial portion of each officer’s compensation contingent upon the Company’s performance.  In order to reinforce the highly focused strategy of the Company, when determining the 2014 AIP payouts, the Committee did not consider individual performance reviews but rather assessed all officers based solely on its assessment of corporate performance against established corporate objectives.

The AIP is designed to achieve the objective of basing a substantial portion of compensation on the achievement of Company performance objectives.  The AIP provides an incentive target and maximum (each expressed as a percentage of annual base salary) for employees of the Company who are Executive Directors and above, and is stratified by organization level of responsibility. For 2014, the Committee conducted an overall evaluation of Company performance in light of Company performance objectives.

The target and maximum percentages for each Named Executive Officer were set based on benchmark data described below. Based on performance, the actual payout can range from 0 to the maximum percentage of annual base salary and varies by level in the Company. The overall amount of the AIP pool each performance year is determined by the Committee and based on their assessment of Company performance against the current year corporate objectives multiplied by the sum of all participants at target performance. The AIP plan allows the Committee to use its discretion in setting the size of the AIP pool. The Committee may decide that the pool is as low as 0 for a year of poor Company performance and may establish a pool that exceeds target for a year of exceptional Company performance.

Based on benchmark data provided by the LCG Group based upon the Radford Biotechnology Survey, the Committee adjusted the AIP and incentive targets and maximums in line with benchmark data starting in the 2010 performance plan year for all participants other than the CEO, who was already at benchmark.  The LCG Group reassessed the benchmark data based upon the Radford Biotechnology Survey for 2014 and adjusted the targets for the Named Executive Officers in accordance with such data.  The targets and maximums for the Named Executive Officers in the 2014 plan year were: CEO Jon Stonehouse: target 50% and maximum 75%; Dr. Sheridan, Dr. Babu, Mr. Staab and Ms. Barnes: target 30% and maximum 36%.  At the time these ranges were set, the Committee believed that payout at the target performance level was challenging but achievable and that payout at the maximum performance level represented a “stretch” performance target, but was nevertheless achievable. In order to further tie individual compensation to Company performance, payout to individuals under the AIP relative to the incentive ranges in 2014 were based on Company performance and awards under the plan are typically settled in cash. All awards are reviewed and approved by the Committee.

The corporate objectives established for 2014 were: (i) advancing our oral kallikrein inhibitor program, (ii) obtaining FDA approval of Rapivab™ (intravenous peramivir) and making the product commercially available, (iii) advancing the broad spectrum antiviral (“BSAV”) program, (iv) beginning drug discovery efforts on new target(s) as agreed upon with the Board, and (v) maintaining our financial strength and discipline.  In assessing the Company’s performance against each objective, the Committee considered: (i) the completion of OPuS-1 and the positive momentum of the HAE program overall, including the development of second generation compounds as well as the initiation of OPuS-2, (ii) the FDA approval of peramivir and the delivery of the first shipments of RAPIVAB™ (intravenous peramivir) to wholesalers by year-end, (iii) the filing of an initial new drug application (“IND”) for BCX4430, the successful completion of a proof-of-concept study in non-human primates of BCX4430, and the initiation of a Phase 1 study for BCX4430, (iv) identifying and initiating the discovery efforts on new chemical entities for two new targets, and (v) the successful registered offering of $115 million of our common stock and controlling operating cash and operating expenses at or below guidance. Based on these outstanding accomplishments, the Committee established AIP payments at 95% of the target percentage for each executive.  This resulted in the following AIP payments:

To Mr. Stonehouse: $232,744.

To Mr. Staab: $113,747.

To Dr. Babu: $100,243.

To Dr. Sheridan: $122,956.

To Ms. Barnes: $75,525.

Ms. Powell, who joined the Company in January 2015, did not receive an AIP payment.

The AIP provides that if the employment of a participating employee is terminated as a result of death, retirement or permanent disability, the employee is eligible to receive a pro rata award based on his or her base salary on the date of separation during the plan year in which the employee was considered an active employee and the number of whole months actually worked. In all other circumstances, absent provisions to the contrary in an employment agreement, all awards are forfeited if an employee voluntarily or involuntarily terminates employment with the Company before the annual incentive awards are paid.

Long-Term Equity Incentive Awards

All of the Company’s employees, including the executive officers, are eligible to participate in the Company’s periodic awards of stock options and other stock grants under the Company’s Stock Incentive Plan.  These awards are designed to:

•	create a greater sense of employee ownership;

•	enhance the link between creation of stockholder value and long-term employee compensation;

•	provide an opportunity for increased equity ownership by employees, which increases the alignment of the financial interests of our employees and our stockholders; and

•	maintain competitive levels of total compensation.

The Committee has historically granted equity awards to all employees, including the executive officers, on an annual basis. The overall grant pool is established based, in part, on the Committee’s assessment of competitive stock option grant levels by organizational level and the number of employees at each level using competitive data provided by LCG Group based on its analysis of the Radford Biotechnology Survey. The Committee also considers the current value of the Company’s stock, assessed in December of each year. A grant range is established for each organizational level, with target grants set at roughly the 50th percentile based on the Radford Biotechnology Survey data, to ensure competitive compensation and promote employee retention and recruitment and grant opportunities varying based on individual performance.

2014 Annual Award

In January 2014, the Committee determined long-term equity incentive awards for 2013 performance.  The Committee reviewed analysis presented by LCG Group based on competitive data provided by the Radford Biotechnology Survey, the assessment of the overall performance of the Company in 2013, which is described in detail under the heading “Annual Incentive Compensation” in the Company’s 2014 Proxy Statement, the number of shares of common stock available for grant under the Company’s Stock Incentive Plan, existing levels of stock ownership among executives, the vesting schedules of previously granted long-term equity incentive awards, changes in and the volatility of the Company’s stock price, the financial impact to the Company of the awards for 2013 performance, and the perceived impact of previously issued long-term equity incentive awards in retaining and motivating employees. In light of these factors, the Committee determined to grant long-term equity incentive awards at a level representing the 75th percentile of comparative companies based on the Radford Biotechnology Survey and using a 30-day average trailing stock price to determine the grant values.  The Committee further determined that in keeping with current market trends and based on the limitations of the available equity pool, the long-term equity incentive awards for 2013 performance should consist of a mix of 25% stock options and 75% restricted stock units.  Additionally, the Committee determined to further stratify the awards given to employees at organizational level 2 into three classes to better align the awards with the stratification reflected in benchmark comparisons based on LCG Group’s analysis of the Radford Biotechnology Survey.  Exercising its discretion in light of the foregoing factors, in January 2014, the Committee awarded: to Mr. Stonehouse, options to purchase 84,000 shares of common stock and 128,000 restricted stock units; to Mr. Staab, options to purchase 35,000 shares of common stock and 54,000 restricted stock units; to Dr. Babu, options to purchase 35,000 shares of common stock and 54,000  restricted stock units; to Dr. Sheridan, options to purchase 35,000 shares of common stock and 54,000 restricted stock units; and to Ms. Barnes, options to purchase 18,000 shares of common stock and 27,000  restricted stock units.

These stock options and restricted stock unit awards granted under the Stock Incentive Plan have a four-year 25% annual vesting schedule to provide a long-term incentive for continued employment. The options expire ten years after the date of the grant. This provides a reasonable time frame during which the executive officers and other employees who receive grants can benefit from the appreciation of the Company’s shares. The exercise price of options granted under the Stock Incentive Plan cannot be less than 100% of the fair market value of the underlying stock on the date of grant.

2015 Annual Award

In January 2015, the Committee determined long-term equity incentive awards for 2014 performance.  The Committee reviewed analysis presented by LCG Group based on competitive data provided by the Radford Biotechnology Survey, the assessment of the overall performance of the Company in 2014, which is described in detail under the heading “Annual Incentive Compensation” above, the number of shares of common stock available for grant under the Company’s Stock Incentive Plan, existing levels of stock ownership among executives, the vesting schedules of previously granted long-term equity incentive awards, changes in and the volatility of the Company’s stock price, the financial impact to the Company of the awards for 2014 performance, and the perceived impact of previously issued long-term equity incentive awards in retaining and motivating employees. In light of these factors, the Committee determined to grant long-term equity incentive awards at a level representing the 50th percentile of comparative companies based on the Radford Biotechnology Survey.  The Committee further determined that in keeping with current market trends and based on the limitations of the available equity pool, the long-term equity incentive awards for 2014 performance should consist of a mix of 75% stock options and 25% restricted stock units.  Exercising its discretion in light of the foregoing factors, in January 2015, the Committee awarded: to Mr. Stonehouse, options to purchase 135,700 shares of common stock and 28,400 restricted stock units; to Mr. Staab, options to purchase 42,400 shares of common stock and 8,900 restricted stock units; to Dr. Babu, options to purchase 42,400 shares of common stock and 8,900 restricted stock units; to Dr. Sheridan, options to purchase 52,000 shares of common stock and 8,900 restricted stock units; and to Ms. Barnes, options to purchase 23,200 shares of common stock and 4,800 restricted stock units.

These restricted stock units granted under the Stock Incentive Plan have a four-year 25% annual vesting schedule to provide a long-term incentive for continued employment. Except with respect to the stock options granted for 2014 performance to our CEO, Jon Stonehouse, the stock options also have a four-year 25% annual vesting schedule.  All stock options granted under the Stock Incentive Plan expire ten years after the date of the grant.  This provides a reasonable time frame during which the executive officers and other employees who receive grants can benefit from the appreciation of the Company’s shares.  The Committee determined that because Mr. Stonehouse did not participate in the 2014 Special Performance Award and to further align Mr. Stonehouse’s compensation with the performance objectives discussed below, the stock options granted for 2014 performance to Mr. Stonehouse vest upon the achievement of the Company performance objectives described below under the heading “2014 Special Performance Award.”  The exercise price of options granted under the Stock Incentive Plan cannot be less than 100% of the fair market value of the underlying stock on the date of grant.

2014 Special Performance Award

On December 22, 2014, the Committee approved a special grant of 1,250,000 performance based stock options to all eligible employees.  This 2014 Special Performance Award was based on the recommendation of our CEO, Jon Stonehouse, with the intent of further aligning all employees with shareholder interests through vesting of options upon the occurrence of important performance metrics that create greater value for the Company. Mr. Stonehouse specifically requested not to be included in this special award to allow more shares to be distributed to employees.  The 2014 Special Performance Award was granted pursuant to the Company’s Stock Incentive Plan, the amount of each such award to be determined based upon the organizational level of the employee at the grant date.  The options vest upon the achievement of certain performance objectives as detailed below:

•	35% vest upon the successful filing of a New Drug Application for hereditary angioedema (“HAE”) prophylaxis;

•	30% vest upon successful completion of the first HAE patient clinical trial with a second generation HAE compound;

•	20% vest upon the achievement of certain designated levels of RAPIVAB U.S. revenue; and

•	15% vest upon regulatory approval of BCX 4430 for its first indication.

The number of stock options granted to each of the Named Executive Officers participating in this special award is as follows: to Mr. Staab, options to purchase 90,000 shares of common stock; to Dr. Babu, options to purchase 90,000 shares of common stock; to Dr. Sheridan, options to purchase 113,000 shares of common stock; and to Ms. Barnes, options to purchase 62,000 shares of common stock.

2014 Special Bonus

On May 26, 2014, the Committee approved a special bonus to all BioCryst employees. The special bonus was paid in consideration of the significant progress in advancing the Company’s programs, and in particular, the successful execution of the Company’s BCX4161 OPuS-1 clinical trial. The special bonus was paid in cash in June 2014, and totaled approximately $1 million. As a result of the special bonus, the Company made to the Named Executive Officers the following cash payments: to Mr. Stonehouse, $127,491; to Mr. Staab, $62,308, to Dr. Babu, $54,911; to Dr. Sheridan, $67,352; and to Ms. Barnes, $46,741.

2016 AIP Eligibility

In order to align the incemtives of employees at all levels of the organization to corporate objectives and match competitive practices, the Compensation Committee agreed to expand the eligibility under the Annual Incentive Plan to all levels of the company starting with the awards for 2015 performance to be paid in 2016.

Clawback Policy

In January 2013, our Board implemented a “clawback” policy. The policy provides that in the event of material noncompliance with financial reporting under the securities laws, we may recover (in whole or in part) any performance based incentive payments and equity-based performance awards received by our named executive officers three years prior to a material financial restatement, if the Board determines that such executive officer was personally involved in misconduct with respect to material noncompliance that led to the restatement and that such incentive payment or equity-based performance award would have been lower had they been calculated based on the restated results.

Other Elements of Compensation

In order to attract and retain key talent and pay market levels of compensation, we offer broad-based retirement, health and welfare employee benefits to our eligible employees, including our Named Executive Officers, subject to the terms and conditions of each benefit program. Our Named Executive Officers are eligible to participate in these benefits on the same basis as other full-time employees.

Medical Insurance.  The Company makes available to eligible employees and their dependents group health, dental and vision insurance coverage.

Life and Disability Insurance.  The Company makes available disability and life insurance at coverage levels based upon the employee’s level of compensation. In addition, as part of Mr. Stonehouse’s employment agreement, he is entitled to have either a $1 million life insurance policy payable to his beneficiary upon death, or, if there is no policy in place, we are required to pay his beneficiary $1 million. An insurance policy was in place at December 31, 2014.

Defined Contribution Plan.  The Company offers a retirement plan designed to meet the requirements under Section 401(k) of the Internal Revenue Code. The 401(k) plan permits eligible employees to defer up to 100% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code. Employee elective deferrals are immediately vested and non-forfeitable. The Company makes matching contributions equal to the first 5% of the employee elective deferrals, which vest over a period not to exceed six years.

Stock Purchase Plan.  The Company sponsors a broad-based employee stock purchase plan (the “ESPP”), designed to meet the requirements under Section 423 of the Internal Revenue Code. The ESPP permits employees to purchase Company stock at a discount through payroll deductions. ESPP participants are granted a purchase right to acquire shares of common stock at a price that is 85% of the stock price on either the first day of the stock purchase period or the last day of the stock purchase period, whichever is lower. The purchase dates occur on the last business days of January and July of each year. To pay for the shares, each participant may authorize periodic payroll deductions from 1% to 15% of the employee’s cash compensation, subject to certain limitations imposed by the Internal Revenue Code. In addition, no employee may purchase more than 3,000 shares in each purchase period and/or $25,000 in each calendar year. All payroll deductions collected from the participant during the purchase period are automatically applied to the purchase of common stock on the dates indicated above provided the participant remains an eligible employee and has not withdrawn from the ESPP prior to the purchase date.

Other.  With the exception of the commuting expense reimbursements described below, the Company makes available certain other fringe benefits to executive officers that are the same as are made available to its other employees, such as tuition reimbursement and payment of professional dues. The aggregate amount of these benefits was less than $10,000 for each NEO during 2014.

In September 2013, the Committee determined, in order to retain the employment of Dr. Sheridan and better accommodate his personal situation, to reimburse Dr. Sheridan’s reasonable commuting expenses for traveling regularly from his home in California to North Carolina to oversee and manage the clinical development operations of the Company.  The Committee also determined to grant Dr. Sheridan “gross up” payments to reimburse the taxes on such commuting reimbursements, provided that the total amount for such reimbursement and “gross up” payments do not exceed $50,000 in a calendar year.  The total cost to the company of Dr. Sheridan’s reimbursements in 2014 was $12,429, including $3,256 in “gross up” payments.

Executive Relocation Policy.  In November 2007, the Board approved the Committee’s recommended adoption of an Executive Relocation Policy (the “Relocation Policy”) for certain new employees of the Company, including executive officers. The Relocation Policy provides for a house hunting trip, temporary living and trips home for up to 90 days, home selling support or direct reimbursement for some selling expenses, moving costs and temporary storage of goods, customary closing expenses on the new home, a miscellaneous allowance of one month’s salary, not to exceed $5,000, and gross up of all taxable expenses. The Relocation Policy requires 100% repayment of benefits if the employee leaves or is terminated for cause within 12 months from the hire date.

Employment Agreement of CEO

Mr. Stonehouse entered into a one-year employment agreement with the Company on January 5, 2007 that automatically renews for successive annual terms. Mr. Stonehouse’s minimum annual compensation is $400,000 with the potential to earn a cash bonus of up to $300,000 based on the Company’s achievement of performance related goals. In addition, Mr. Stonehouse is entitled to receive reasonable vacation, sick leave, medical benefits, $1,000,000 of life insurance during the term of his employment, participation in profit sharing or retirement plans, payment of fees for his participation in the advisory council at Duke University, and reimbursement for reasonable attorneys’ fees incurred in connection with the negotiation of his employment agreement. His agreement also provided for stock option and restricted stock awards. The termination and change in control provisions of Mr. Stonehouse’s agreement are set forth under the heading “Potential Payments Upon Termination or Change in Control.”

Employment Agreements of Other Named Executive Officers

Under Mr. Staab’s agreement, effective May 2011, he is entitled to a base salary of $370,000 and is eligible for an annual cash bonus of up to 30% of his base salary. The termination and change in control provisions of Mr. Staab’s agreement are set forth under the heading “Potential Payments Upon Termination or Change in Control.”

Under Dr. Sheridan’s agreement, effective June 2008, he is entitled to a base salary of $375,000 and a bonus based on a target amount equal to at least 25% of his base compensation. Dr. Sheridan was also provided with relocation assistance under the Relocation Policy consisting of temporary housing for up to six months and payment of certain moving expenses. The termination and change in control provisions of Dr. Sheridan’s agreement are set forth under the heading “Potential Payments Upon Termination or Change in Control.”

Under Dr. Babu’s agreement, effective April 2012, he is entitled to a base salary of $331,450 and a bonus based on a target amount equal to at least 30% of his base compensation.  The termination and change in control provisions of Dr. Babu’s agreement are set forth under the heading “Potential Payments Upon Termination or Change in Control.”

Under Ms. Barnes’s agreement, effective August 2013, she is entitled to a base salary of $231,709 and a bonus based on a target amount equal to at least 30% of her base compensation.  The termination and change in control provisions of Ms. Barnes’s agreement are set forth under the heading “Potential Payments Upon Termination or Change in Control.”

Under Ms. Powell’s agreement, effective January 2015, she is entitled to a base salary of $350,000 and a bonus based on a target amount equal to at least 35% of her base compensation.  The termination and change in control provisions of Ms. Powell’s agreement are set forth under the heading “Potential Payments Upon Termination or Change in Control.”

The stock option provisions for the other Named Executive Officers are the same as all other employees. In the event of termination of service other than on account of death or disability, each executive has three months to exercise any options exercisable prior to the termination in service. In the event of permanent disability, the executive will be able to exercise all outstanding options vested at the time of such disability in their entirety within the earlier of 12 months or the expiration of the option. In the event of death, the executor of his estate will be able to exercise all of the outstanding options in their entirety within the earlier of 12 months or the expiration of the option. If the executive has completed five years of service, all outstanding options vest in their entirety at death, but with less than five years of service only the portion of the option that was exercisable at the time of death will be exercisable during the 12 month period. As with all employees, if the executive is no longer an employee of the Company, but prior to the last date of employment continues service with the Company in another capacity, such as service as a consultant or service as a member of the Board of Directors, his outstanding options continue to vest and be exercisable until three months after separation from such service or expiration of the option.

Upon termination, each Named Executive Officer is entitled to receive amounts earned during the term of employment. These items are: accrued vacation pay, vested amounts payable under the Company’s 401(k) plan, and the ability to exercise any outstanding vested stock options for a period of three months following the final date of employment.

In addition, upon death or disability, the executive, or beneficiary in the event of death, will receive benefits under the Company’s disability benefit program or payments under a life insurance policy, as applicable.

The standard stock option terms for all optionees, including the Named Executive Officers, provides for full acceleration of vesting upon certain events. Full acceleration is automatic upon a change in control not approved by stockholders, such as: (i) acquisition of over 50% of the combined voting power of the Company, and (ii) change in composition of the Board over a period of 24 consecutive months or less such that a majority of the Board members ceases as a result of one or more contested elections. In the event of an acquisition such as: (i) a merger or consolidation, (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company, or (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger, then the unvested options of the optionees are accelerated unless the options are assumed by the acquiring company. These provisions are superseded by the provisions of the employment agreements of the Named Executive Officers, if applicable, as described under the heading “Potential Payments Upon Termination or Change in Control.”

Policy Regarding Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits our ability to deduct compensation paid to certain of our Named Executive Officers (the covered employees) for tax purposes to $1 million annually.  Covered employees include our CEO and our next three highest paid executive officers, other than our principal financial officer.  This limitation does not apply to performance-based compensation, provided certain conditions are satisfied.  As part of its role, the Committee reviews and considers the deductibility of compensation with respect to Section 162(m) of the Internal Revenue Code. Options granted under the Stock Incentive Plan are expected to be fully deductible for federal income tax purposes. Compensation attributable to stock issuances or restricted stock units under the Stock Incentive Plan may or may not qualify for the performance-based compensation exception, depending upon the specific terms of each grant. The application of Section 162(m) is complex and may change with time (with potentially retroactive effect).  For 2014, the compensation paid in cash to the Company’s executive officers did not exceed the $1 million limit per officer, except for our CEO. While the Committee considers the deductibility of awards as one factor in determining executive compensation, the Committee also looks at many other factors in making its decisions, and retains the flexibility to grant awards it determines to be consistent with the Company’s overall compensation philosophy even if the award is not deductible by the Company for tax purposes.

Policy with Respect to Equity Compensation Awards

The Company grants all equity incentive awards based on the fair market value as of the date of grant. The exercise price for stock option grants and similar awards is determined by reference to the last quoted price per share on the Nasdaq Global Select Market at the close of business on the date of grant.

Risk Assessment of Compensation Programs

During the Company’s proxy preparation process in the first quarter of 2015, management of the Company, together with the Company’s compensation consultant and outside counsel and Compensation Committee, examined the Company’s compensation program and discussed whether any elements of the program created risks that were reasonably likely to have a material adverse effect on the Company. Following this analysis, management concluded that the elements of the Company’s compensation program did not create risks that are reasonably likely to have a material adverse effect on the Company.  In its analysis, management considered a number of factors, including primarily: (1) the total value of the payments made under the Company’s compensation program for the prior year and (2) that any corporate actions that would potentially lead to achievement of corporate performance objectives would require approval by the Company’s Board of Directors, which provides a check on the ability of any individual to take risks that could have a material adverse effect on the Company in an effort to achieve a certain performance objective.

SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation awarded, paid to or earned by the individuals who served as our CEO and CFO during 2014, along with the next three most highly compensated executive officers during 2014.

Name and Principal		Salary		Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Position	Year	($)		($) (2)	($)(3)	($)(3)	($)(4)	($)(5)		($)
Jon P. Stonehouse	2014	506,202	(1)	127,491	1,382,400	640,550	232,744	13,905	(6)	2,903,292
President, Chief Executive	2013	475,716		-	88,892	1,230,523	166,501	13,655	(6)	1,975,287
Officer and Director	2012	461,860		-	157,287	612,076	-	13,405	(6)	1,244,628

Thomas R. Staab II	2014	399,120		62,308	583,200	974,413	113,747	13,000		2,145,788
Senior Vice President and	2013	387,486		-	24,140	673,965	81,372	12,750		1,179,713
Chief Financial Officer	2012	375,167		-	26,488	103,122	-	12,500		517,277

Yarlagadda S. Babu, Ph.D.	2014	405,854	(1)	54,911	583,200	974,413	100,243	13,000		2,131,621
Senior Vice President of Drug Discovery	2013	341,486		-	24,140	673,965	71,712	12,750		1,124,053
	2012	330,455		-	52,976	206,243	-	12,500		602,174

William P. Sheridan	2014	436,433	(1)	67,352	583,200	1,155,223	122,956	25,430	(7)	2,390,594
Senior Vice President and	2013	418,860		-	24,140	673,965	87,961	21,431	(7)	1,226,357
Chief Medical Officer	2012	405,330		-	40,205	559,505	-	12,500		1,017,540

Alane P. Barnes	2014	279,560	(1)	46,741	291,600	624,661	75,525	13,000		1,331,087
Vice President, General Counsel and Corporate Secretary	2013	231,709		-	24,140	673,965	48,659	11,586		990,059

(1)
These amounts include a one-time cash payment for accrued vacation in the following amounts to Mr. Stonehouse: $16,212; Dr. Babu: $54,114; Dr. Sheridan: $5,003 and Ms. Barnes: $14,560.  These payments represent a payout for earned and accrued vacation under the Company’s previous vacation policy.

(2)	These amounts reflect payments under a company-wide cash bonus described above under the caption “2014 Special Bonus.”

(3)
These amounts reflect the aggregate grant date fair value for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012 computed in accordance with FASB ASC Topic 718 of awards pursuant to the Stock Incentive Plan.  Assumptions used in the calculation of these amounts are included in Note 6 to the Company's audited financial statements for the year ended December 31, 2014, December 31, 2013, and December 31, 2012, respectively.

(4)	Represents payments earned under the AIP. Values shown reflect the full calculated payout of the incentive awards under the AIP.

(5)	Except as otherwise noted, the amounts shown reflect the Company contribution for the executive to the 401(k) plan.

(6)
Consists of Company contributions to the 401(k) plan and life insurance premiums described above under the caption “Other Elements of Compensation—Life and Disability Insurance.”  For 2014, such amounts were $13,000 and $905, respectively.

(7)
Consists of Company contributions to the 401(k) plan, commuting expense reimbursements and tax “gross up” payments related to such commuting expenses, each as described above under the caption “Other Elements of Compensation—Other.” For 2014, such amounts were $13,000, $9,174 and $3,256, respectively.

GRANTS OF PLAN-BASED AWARDS IN 2014

The following table provides information about plan-based awards granted during 2014 to our Named Executive Officers.

									All Other Stock Awards:	Other Option Awards:	Exercise or	Grant Date Fair
			Estimated Future			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Number of	Number of	Base	Value of
		Compensation	Payouts Under Non-Equity						Shares of	Securities	Price of	Stock and
		Committee	Incentive Plan Awards(1)						Stock or	Underlying	Option	Option
		Action	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)	($/Sh)(5)	($)(6)
Jon P.	—		-	244,995	367,493	-	-	-	-	-	-	-
Stonehouse	1/20/14	1/19/14	-	-	-	-	-	-	-	84,000	10.80	640,550
	1/20/14	1/19/14	-	-	-	-	-	-	128,000	-	n/a	1,382,400

Thomas R.	—		-	119,736	143,683	-	-	-	-	-	-	-
Staab II	1/20/14	1/19/14	-	-	-	-	-	-	-	35,000	10.80	266,896
	1/20/14	1/19/14	-	-	-	-	-	-	54,000	-	n/a	583,200
	12/22/14	12/20/14	-	-	-	31,500	90,000	-	-	-	11.13	707,517

Yarlagadda S.	—		-	105,522	126,626	-	-	-	-	-	-	-
Babu, Ph.D.	1/20/14	1/19/14	-	-	-	-	-	-	-	35,000	10.80	266,896
	1/20/14	1/19/14	-	-	-	-	-	-	54,000	-	n/a	583,200
	12/22/14	12/20/14	-	-	-	31,500	90,000	-	-	-	11.13	707,517

William P.	—		-	129,429	155,315	-	-	-	-	-	-	-
Sheridan	1/20/14	1/19/14	-	-	-	-	-	-	-	35,000	10.80	266,896
	1/20/14	1/19/14	-	-	-	-	-	-	54,000	-	n/a	583,200
	12/22/14	12/20/14	-	-	-	39,550	113,000	-	-	-	11.13	888,327

Alane P.	—		-	79,500	95,400	-	-	-	-	-	-	-
Barnes	1/20/14	1/19/14	-	-	-	-	-	-	-	18,000	10.80	137,261
	1/20/14	1/19/14	-	-	-	-	-	-	27,000	-	n/a	291,600
	12/22/14	12/20/14	-	-	-	21,700	62,000	-	-	-	11.13	487,401

(1)
Represents possible payouts under our 2014 AIP.  The amount shown in the “target” column represents the incentive payment that will be earned if performance is assessed at target.  The amount shown in the “maximum” column represents the maximum amount payable under the AIP.  There is no specific “threshold” amount payable for minimal performance under the AIP.  Payout could be zero if corporate objectives are not met.  The actual amount earned by each Named Executive Officer for 2014 is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(2)
Represents stock options that vest upon the achievement of performance objectives described above under the caption “2014 Special Performance Award.”  The amount in the “threshold” column represents the number of options that vest upon the achievement of the minimum performance objective listed above (i.e., 15% of the total options awarded).  The amount in the “target” column represents the number of options that vest upon the achievement of all four development milestones (i.e., 100% of the total options awarded).  There is no “maximum” award other than the 100% of options vested upon achievement of all of the development milestones listed in the “target” column.  If no milestones are achieved, none of the options will vest.

(3)	Restricted stock units vest 25% each year until fully vested after four years.

(4)	Options vest 25% each year until fully vested after four years and have a term of ten years.

(5)	The exercise price is the closing market price of our common stock on the grant date.

(6)	See the Summary Compensation Table above for more information about the assumptions used to determine these amounts.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

The following table summarizes the equity awards we have made to our Named Executive Officers which are outstanding as of December 31, 2014.

		Option Awards								Stock Awards
	Number of Securities	Number of Securities		Equity Incentive Plan Awards: Number of Securities		Equity Incentive Plan Awards: Number of Securities				Number of
	Underlying	Underlying		Underlying		Underlying				Shares of		Market Value of
	Unexercised	Unexercised		Unexercised		Unexercised		Option	Option	Stock that		Shares of Stock
	Options (#)	Options (#)		Options (#)		Options (#)		Exercise	Expiration	Have not		that Have not
Name	Exercisable	Unexercisable		Exercisable		Unexercisable		Price ($)	Date	Vested (#)		Vested ($)(1)

Jon P. Stonehouse	450,000	-						11.81	1/05/17
	56,949	-						3.26	3/14/18
	100,000	-						1.20	3/02/19
	116,809	-						6.68	3/01/20
	116,375	42,000	(2)					4.15	3/01/21
	92,000	92,000	(2)					4.73	3/01/22
	92,000	276,000	(2)					1.42	1/01/23
				50,000	(5)	50,000	(5)	5.45	8/08/23
	-	84,000	(2)					10.80	1/20/24
										7,125	(3)	86,640
										16,627	(3)	202,184
										46,950	(3)	570,912
										128,000	(3)	1,556,480
Thomas R. Staab II	61,135	50,000	(2)					3.78	7/01/21
	-	15,500	(2)					4.73	3/01/22
	12,500	37,500	(2)					1.42	1/01/23
	25,000	25,000	(6)					1.42	1/01/23
				24,000		34,000	(5)	5.45	8/08/23
	-	35,000	(2)					10.80	1/20/24
				-		90,000	(8)	11.13	12/22/24
										2,800	(3)	34,048
										6,375	(3)	77,520
										4,250	(7)	51,680
										54,000	(3)	656,640
Yarlagadda S. Babu, Ph.D.	29,500	-						12.26	5/17/16
	30,000	-						11.42	11/01/16
	29,628	-						7.98	5/16/17
	30,000	-						3.26	3/14/18
	31,874	-						1.20	3/02/19
	55,000	-						6.68	3/01/20
	37,500	12,500	(2)					4.15	3/01/21
	31,000	31,000	(2)					4.73	3/01/22
	12,500	37,500	(2)					1.42	1/01/23
	25,000	25,000	(6)					1.42	1/01/23
				34,000		34,000	(5)	5.45	8/08/23
	-	35,000	(2)					10.80	1/20/24
				-		90,000	(8)	11.13	12/22/24
										2,250	(3)	27,360
										5,600	(3)	68,096
										6,375	(3)	77,520
										4,250	(7)	51,680
										54,000	(3)	656,640
William P. Sheridan	112,501	-						2.58	7/01/18
	59,949	-						6.68	3/01/20
	27,500	13,750	(2)					4.15	3/01/21
	21,573	25,000	(2)					4.73	3/01/22
	-	100,000	(4)					5.59	3/09/22
	-	37,500	(2)					1.42	1/01/23
	-	25,000	(6)					1.42	1/01/23
				-		34,000	(5)	5.45	8/08/23
	-	35,000	(5)					10.80	1/20/24
				-		113,000	(8)	11.13	12/22/14
										2,500	(3)	30,400
										4,250	(3)	51,680
										6,375	(3)	77,520
										4,250	(7)	51,680
										54,000	(3)	656,640
Alane P. Barnes	10,000	-						9.95	9/18/16
	3,512	-						7.98	5/16/17
	6,709	-						3.26	3/14/18
	35,844	-						6.68	3/01/20
	19,982	7,500	(2)					4.15	3/01/21
	12,500	25,500	(2)					4.73	3/01/22
	2,500	37,500	(2)					1.42	1/01/23
	25,000	25,000	(6)					1.42	1/01/23
	-			34,000		34,000	(5)	5.45	8/08/23
	-	18,000	(2)					10.80	1/20/24
				-		62,000	(8)	11.13	12/22/24
										1,250	(3)	15,200
										4,250	(3)	51,680
										6,375	(3)	77,520
										4,250	(7)	51,680
										27,000	(3)	328,320

____________

(1)	Market value is calculated by multiplying the closing market price of our common stock on December 31, 2014 ($12.16) by the number of shares that have not vested.

(2)	Options vest at a rate of 25% per year until fully vested after four years. The term of each option is ten years.

(3)	Restricted stock units vest 25% each year until fully vested after four years.

(4)	Options vest 100% three years after the date of grant.

(5)	Special performance stock options that vest upon the achievement of specific development milestones described under the caption “Special Performance Awards” in the 2014 Proxy Statement.

(6)	Retention options vest 50% each year until fully vested after two years.

(7)	Retention restricted stock units vest 50% each year until fully vested after two years.

(8)	Special performance stock options that vest upon the achievement of specific performance objectives described above under the caption “2014 Special Performance Awards.”

2014 OPTION EXERCISES AND STOCK VESTED

The following table provides information on stock option exercises during 2014 by our Named Executive Officers and restricted stock units held by our Named Executive Officers that vested during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Jon P. Stonehouse	40,417	78,576	31,088	(3)	299,410
Thomas R. Staab II	114,365	823,424	7,775	(4)	64,816
Yarlagadda S. Babu, Ph.D.	51,995	304,751	11,425	(5)	107,485
William P. Sheridan	92,728	750,792	11,000	(6)	102,516
Alane P. Barnes	44,674	399,354	9,750	(7)	87,904
____________

(1)	Value is calculated by multiplying (a) the number of shares acquired upon exercise by (b) the difference between the market price of our common stock at the time of exercise and the exercise price.

(2)	Value is calculated by multiplying (a) the closing market price of our common stock on the vesting date by (b) the number of shares of stock that vested.

(3)	The Company withheld 13,710 of these shares for payment of Mr. Stonehouse’s tax obligations.

(4)	The Company withheld 2,914 of these shares for payment of Mr. Staab’s tax obligations.

(5)	The Company withheld 4,020 of these shares for payment of Dr. Babu’s tax obligations.

(6)	The Company withheld 4,474 of these shares for payment of Dr. Sheridan’s tax obligations.

(7)	The Company withheld 3,543 of these shares for payment of Ms. Barnes’s tax obligations.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth potential payments payable to our Named Executive Officers upon termination of employment. The amounts include compensation payable upon voluntary or involuntary termination or retirement, termination following a change in control, and in the event of disability or death. None of the Named Executive Officers are entitled to any payments upon termination with cause. The Company’s Annual Incentive Plan provides that if the employment of a participating employee is terminated as a result of death, retirement or permanent disability, the employee is eligible to receive a pro rata award based on his or her base salary on the date of separation during the plan year in which the employee was considered an active employee and the number of whole months actually worked.  In all other circumstances, absent provisions to the contrary in an employment agreement, all awards are forfeited if an employee voluntarily or involuntarily terminates employment with the Company before the annual incentive awards are paid.  The Company’s Compensation Committee may in its discretion revise, amend or add to the benefits if it deems it advisable. The amounts shown assume the options are valued at their last intrinsic value in fiscal 2014 and that termination is effective December 31, 2014, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. The amounts shown in the table do not include: accrued vacation, vested amounts payable under the Company’s 401(k) plan, any accrued but unpaid bonus or base salary, or potential compensation recognized upon exercise of vested options as disclosed in the Outstanding Equity Awards table above.

A description of the relevant provisions of the employment agreements of Messrs. Stonehouse and Staab, Drs. Sheridan and Babu, and Ms. Barnes is set forth below the table. A description of the benefits executive officers are entitled to upon death, retirement or disability under the AIP or under the terms of the Company’s equity grants is included in “Compensation Discussion and Analysis.”

Name	Benefit	Termination Without Cause($)	Constructive Termination($)	Disability($)	Death (1)($)	Retirement($)	Change in Control with no Change in Employment Status($)	Change in Control and Termination(2)($)
Jon P. Stonehouse	Base salary	979,980	979,980	979,980	—	—	—	979,980
	Target bonus(3)	489,990	489,990	489,990	244,995	244,095	—	489,990
	Health care
	premiums(4)	31,118	31,118	31,118	—	—	—	31,118
	Equity vesting
	acceleration(5)	—	—	—	6,850,176	—	6,850,176	6,850,176
	Total	1,501,088	1,501,088	1,501,088	7,095,171	244,995	6,850,176	8,351,264

Thomas R. Staab II	Base salary	399,120	399,120	—	—	—	—	399,120
	Target bonus(3)	119,736	119,736	119,736	119,736	119,736	—	119,736
	Health care
	premiums(4)	25,059	25,059	—	—	—	—	25,059
	Equity vesting
	acceleration(5)	—	—	—	—	—	2,393,743	2,393,743
	Total	543,915	543,915	119,736	119,736	119,736	2,393,743	2,937,658

Yarlagadda S. Babu, Ph.D.	Base Salary	351,740	351,740	—	—	—	—	351,740
	Target bonus(3)	—	—	105,522	105,522	105,522	—	—
	Health care
	premiums(4)	28,636	28,636	—	—	—	—	28,636
	Equity vesting
	acceleration(5)	—	—	—	2,251,441	—	2,251,441	2,251,441
	Total	380,376	380,376	105,522	2,356,963	105,522	2,251,441	2,631,817

William P. Sheridan	Base salary	431,430	431,430	—	—	—	—	431,430
	Target bonus(3)	—	—	129,429	129,429	129,429	—	—
	Health care
	premiums(4)	27,723	27,723	—	—	—	—	27,723
	Relocation expenses	22,151	—	—	—	—	—	22,151
	Equity vesting
	acceleration(5)	—	—	—	2,884,188	—	2,884,188	2,884,188
	Total	481,304	459,153	129,429	3,013,617	129,429	2,884,188	3,365,492

Alane P. Barnes	Base salary	265,000	265,000	—	—	—	—	265,000
	Target bonus(3)	—	—	79,500	79,500	79,500	—	—
	Health care
	premiums(4)	22,611	22,611	—	—	—	—	22,611
	Equity vesting	—	—
	acceleration(5)	—	—	—	1,757,955	—	1,757,955	1,757,955
	Total	287,611	287,611	79,500	1,837,455	79,500	1,757,955	2,045,566

____________

(1)	Pursuant to the terms of the Company’s Stock Incentive Plan, acceleration of unvested options occurs only in the event of death after five years of service.

(2)
Benefits for Mr. Stonehouse are triggered if his employment is terminated without Cause or as a result of Disability or Constructive Termination following a Change of Control.  Benefits for Ms. Barnes, Mr. Staab and Drs. Sheridan and Babu are triggered if their employment is terminated without Cause or if they are Constructively Terminated within six months following a Change of Control.  The employment agreement for Mr. Stonehouse provides that if any benefit would be subject to excise tax imposed by section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax, the employee shall be entitled to the greater of the employee's net after tax benefit of the entire payment assuming the payment is subject to section 4999 (which payment would be subject to the excise tax) and the employee's net after tax benefit of the payments after the payments are reduced just to the point that there is no section 4999 excise tax.  The Company will not pay the excise tax if the payments are subject to section 4999.

(3)
Represents Annual Incentive Plan award at the target percentage for each individual (except with respect to Mr. Stonehouse, who, as described below, receives twice the Annual Incentive Plan award at the target percentage in the event of termination without Cause, Constructive Termination, or Disability).

(4)	Represents twelve months of premiums under COBRA for each of Ms. Barnes, Messrs. Stonehouse and Staab, and Drs. Sheridan and Babu.

(5)	Based on the closing price of the Company’s stock on December 31, 2014.

Mr. Stonehouse

Pursuant to the terms of his employment letter agreement, in the event of termination by the Company without Cause, upon non-renewal of the term of the agreement by the Company, as a result of a Constructive Termination, or by the Company as a result of a Disability, Mr. Stonehouse is entitled to severance equal to the product of (x) two, and (y) the sum of (i) his annual base salary in effect immediately prior to the effective date of the termination, and (ii) his target bonus in effect for the fiscal year of termination, to be paid in equal installments over the regularly scheduled payroll periods of the Company for the two years following the effective date of termination. The Company will also pay the monthly premium for health insurance coverage under COBRA until the earlier of 12 months following the effective date of termination or the date upon which COBRA continuation coverage ceases. If there is a Change of Control, all equity awards granted to Mr. Stonehouse vest in full, and if his employment is terminated without Cause or as a result of Disability or Constructive Termination following the Change of Control, he shall receive the benefits described above. The receipt of such benefits is subject to his signing and not revoking a release of any and all claims against the Company, its officers, directors and employees, resigning from the Board, and returning to the Company all of its property and confidential information. To the extent required, the payments described in this paragraph may be delayed for the minimum period and the in the minimum manner necessary to avoid the imposition of the tax required by Section 409A of the Internal Revenue Code.

For purposes of Mr. Stonehouse’s letter agreement:

•
“Cause” is defined as: determination by the Board his employment be terminated for any of the following reasons: (i) a violation of a federal or state law or regulation that materially and adversely impacts the business of the Company, (ii) conviction or plea of no contest to a felony under the laws of the United States or any state, (iii) a breach of the terms of any confidentiality, invention assignment or proprietary information agreement with the Company or with a former employer that materially and adversely impacts the Company, (iv) fraud or misappropriation of property belonging to the Company or its affiliates, or (v) willful misconduct or gross negligence in connection with the performance of his duties; provided, however, that no act or failure to act shall be considered “willful” unless it is done, or omitted to be done in bad faith or without reasonable belief that his action or omission was in the best interests of the Company.

•
“Constructive Termination” is defined as resignation of employment within 30 days of the occurrence of any of: (i) a reduction in his responsibilities or any change in his status or title with regard to his employment; (ii) a reduction in his base salary, unless such reduction occurs prior to a Change of Control (as defined below) and is made in connection with a fiscal downturn of the Company pursuant to which the base salaries of all executive officers of the Company are reduced by a comparable percentage; or (iii) a relocation of his principal office to a location more than 50 miles from the location of his then-current principal office.

•
“Change of Control” is defined as (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company’s incorporation, (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company, (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger, or (iv) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders.

•	“Disability” means the inability to perform his duties under the agreement by reason of physical or mental incapacity for 90 days, whether consecutive or not, during any consecutive 12 month period.

Mr. Staab

Pursuant to the terms of his employment letter agreement, in the event of termination by the Company without Cause, or if he resigns as a result of a material and adverse change in the Company’s business within six months after the four year term of the agreement expires, Mr. Staab is entitled to (i) continuation of his base salary for one year beyond the effective termination date, payable in accordance with the regular payroll practices of the Company and (ii) payment of his target bonus in effect for the fiscal year of termination, payable in equal installments over the regularly scheduled payroll periods of the Company for the one year following the effective date of termination.  The Company will also pay the monthly premium for health insurance coverage under COBRA until the earlier of 12 months following the effective termination date, or the date upon which Mr. Staab commences employment with an entity other than the Company, if he elects to continue health insurance coverage under COBRA.  If there is a Change of Control, all equity awards granted to Mr. Staab vest in full, and if his employment is terminated without Cause or as a result of Constructive Termination following the Change of Control, he shall receive the benefits described above.  The receipt of such benefits is subject to his (a) signing and not revoking a release of any and all claims, in a form prescribed by the Company, and (b) returning to the Company all of its property and confidential information that is in his possession.  To the extent required, the payments described in this paragraph may be delayed for the minimum period and the in the minimum manner necessary to avoid the imposition of the tax required by Section 409A of the Internal Revenue Code.

Dr. Babu

Pursuant to the terms of his employment letter agreement, in the event of termination by the Company without Cause, or if he resigns as a result of a material adverse change in the Company’s business within six months after the term of his agreement expires, Dr. Babu is entitled to (i) continuation of base salary for one year beyond the effective termination date, payable in accordance with the Company’s regular payroll practices, (ii) if he elects to continue health insurance coverage under COBRA, the monthly premium for such coverage until the earlier of 12 months following the effective date of termination or the date upon which he commences employment with another entity.  In the event of a Change of Control, all equity awards shall vest in full, and if his employment is terminated without Cause or he is Constructively Terminated within six months of the Change of Control, he is entitled to the benefits described above. The receipt of such benefits is conditioned on his signing and not revoking a release of any and all claims, in a form prescribed by the Company and returning to the Company all of its property and confidential information. To the extent required, the payments described in this paragraph may be delayed for the minimum period and the in the minimum manner necessary to avoid the imposition of the tax required by Section 409A of the Internal Revenue Code.

Dr. Sheridan

Pursuant to the terms of his employment letter agreement, in the event of termination by the Company without Cause, or if he resigns as a result of a material adverse change in the Company’s business within six months after the term of his agreement expires, Dr. Sheridan is entitled to (i) continuation of base salary for one year beyond the effective termination date, payable in accordance with the Company’s regular payroll practices, (ii) relocation assistance to move Dr. Sheridan’s personal belongings back to his California residence and (iii) if he elects to continue health insurance coverage under COBRA, the monthly premium for such coverage until the earlier of 12 months following the effective date of termination or the date upon which he commences employment with another entity. In the event of a Change of Control, all equity awards shall vest in full, and if his employment is terminated without Cause or he is Constructively Terminated within six months of the Change of Control, he is entitled to the benefits described above. The receipt of such benefits is conditioned on his signing and not revoking a release of any and all claims, in a form prescribed by the Company and returning to the Company all of its property and confidential information. To the extent required, the payments described in this paragraph may be delayed for the minimum period and the in the minimum manner necessary to avoid the imposition of the tax required by Section 409A of the Internal Revenue Code.

Ms. Barnes

Pursuant to the terms of her employment letter agreement, in the event of termination by the Company without Cause, or if she resigns as a result of a material adverse change in the Company’s business within six months after the term of her agreement expires, Ms. Barnes is entitled to (i) continuation of base salary for one year beyond the effective termination date, payable in accordance with the Company’s regular payroll practices, (ii) if she elects to continue health insurance coverage under COBRA, the monthly premium for such coverage until the earlier of 12 months following the effective date of termination or the date upon which she commences employment with another entity.  In the event of a Change of Control, all equity awards shall vest in full, and if her employment is terminated without Cause or she is Constructively Terminated within six months of the Change of Control, she is entitled to the benefits described above. The receipt of such benefits is conditioned on her signing and not revoking a release of any and all claims, in a form prescribed by the Company and returning to the Company all of its property and confidential information. To the extent required, the payments described in this paragraph may be delayed for the minimum period and the in the minimum manner necessary to avoid the imposition of the tax required by Section 409A of the Internal Revenue Code.

Ms. Powell

Ms. Powell joined the Company in January 2015.  Pursuant to the terms of her employment letter agreement, in the event of termination by the Company without Cause, or if she resigns as a result of a material adverse change in the Company’s business within six months after the term of her agreement expires, Ms. Powell is entitled to (i) continuation of base salary for one year beyond the effective termination date, payable in accordance with the Company’s regular payroll practices, (iii) payment of her target bonus in effect for the fiscal year of termination, payable in equal installments over the regularly scheduled payroll periods of the Company for the one year following the effective date of termination, and (iii) if she elects to continue health insurance coverage under COBRA, the monthly premium for such coverage until the earlier of 12 months following the effective date of termination or the date upon which she commences employment with another entity.  In the event of a Change of Control, all equity awards shall vest in full, and if her employment is terminated without Cause or she is Constructively Terminated within six months of the Change of Control, she is entitled to the benefits described above.  The receipt of such benefits is conditioned  on her signing and not revoking a release of any and all claims, in a form prescribed by the Company and returning to the Company all of its property and confidential information.  To the extent required, the payments described in this paragraph may be delayed for the minimum period and in the minimum manner necessary to avoid the imposition of the tax required by Section 409A of the Internal Revenue Code.

For purposes of the agreements of Mr. Staab and Ms. Barnes, Ms. Powell and Drs. Babu and Sheridan:

•       “Cause” means a determination by the Board that his employment be terminated for any of the following reasons: (i) failure or refusal to comply in any material respect with lawful policies, standards or regulations of Company; (ii) a violation of a federal or state law or regulation applicable to the business of the Company; (iii) conviction or plea of no contest to a felony under the laws of the United States or any State; (iv) fraud or misappropriation of property belonging to the Company or its affiliates; (v) a breach in any material respect of the terms of any confidentiality, invention assignment or proprietary information agreement with the Company or with a former employer, (vi) failure to satisfactorily perform his duties after having received written notice of such failure and at least thirty (30) days to cure such failure, or (vii) misconduct or gross negligence in connection with the performance of his duties.

•       “Constructive Termination” means a resignation of employment within 30 days of the occurrence of any of the following events which occurs within 6 months following a Change of Control: (i) a material reduction in his responsibilities; (ii) a material reduction in his base salary, unless such reduction is comparable in percentage to, and is part of, a reduction in the base salary of all executive officers of the Company; or (iii) a relocation of his principal office to a location more than 50 miles from the location of his principal office immediately preceding a Change of Control.

•       “Change of Control” means (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company’s incorporation; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company; (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger; (iv) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders; or (v) a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least two-thirds of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

EQUITY COMPENSATION PLAN INFORMATION

As of March 27, 2015, an aggregate of 19,390,000 shares of Common Stock have been reserved for issuance over the term of the Stock Incentive Plan. The total number of shares available under the Stock Incentive Plan as of March 27, 2015 is 12,295,042.  This amount consists of 10,952,449 shares reserved for awards already granted and 1,342,593 shares of Common Stock available for future issuance under the Stock Incentive Plan.

Information regarding the securities authorized for issuance under our equity compensation plans as of December 31, 2014, is presented below. The weighted average outstanding life of the 9,603,468 shares reserved for stock option awards already issued is 6.8 years.
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	10,481,301	(1)	5.69	2,901,938	(2)
Total	10,481,301		5.69	2,901,938

____________

(1)
Represents stock option awards and restricted stock units granted under the Stock Incentive Plan. The number of shares that may be issued pursuant to the Employee Stock Purchase Plan during a given period and the purchase price of such shares cannot be determined in advance of such purchases.

(2)	Consists of 2,363,645 shares available for future issuance under the Stock Incentive Plan and 538,293 shares available for future issuance under the Employee Stock Purchase Plan.

2014 DIRECTOR COMPENSATION

The following table provides information related to the compensation of our non-employee directors during fiscal 2014.

Name	Fees Earned ($)		Option Award ($)(1)(2)	Total ($)
George B. Abercrombie	77,000		89,738	166,738
Fred E. Cohen, M.D., D.Phil	35,000	(3)	89,738	124,738
Stanley C. Erck	45,000		89,738	134,738
Nancy J. Hutson, Ph.D.	42,000		89,738	131,738
Peder Jensen M.D.	52,000		89,738	141,738
Kenneth B. Lee	51,000		89,738	140,738
Charles A. Sanders, M.D.	51,000		89,738	140,738
____________

(1)
Each non-employee director receives an automatic annual grant of an option to purchase 15,000 shares after the annual meeting. Options are granted to new directors automatically in accordance with our Stock Incentive Plan at the time they become a director. Beginning in 2011, the initial grant is an option to purchase 25,000 shares issued on a prorated basis from the date of appointment until the next scheduled annual meeting. The options vest on a monthly basis until the next annual meeting and are then fully vested. As of December 31, 2014, each director had options outstanding to purchase the following number of shares: Mr. Abercrombie: 57,667; Dr. Cohen: 190,083; Mr. Erck: 98,333; Dr. Hutson 53,333; Dr. Jensen: 70,000; Mr. Lee: 45,000; and Dr. Sanders: 83,333.

(2)
The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards pursuant to the Stock Incentive Plan granted in 2014. Assumptions used in the calculation of these amounts are included in Note 6 to the Company’s audited consolidated financial statements for the year ended December 31, 2014, which are included in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2014.

(3)
Effective on June 1, 2014, Dr. Cohen elected to receive his retainer in the form of shares of our common stock (in lieu of cash) equivalent in value to the fees earned. Pursuant to such election, in 2014, Dr. Cohen received an aggregate of 1,457 shares of common stock in lieu of $17,500 of cash.

Narrative to Director Compensation Table

Directors who are employees of the Company do not receive any additional compensation for their services as a director. In addition to the equity awards described above, non-employee directors receive an annual retainer fee consisting of four equal installments paid in arrears on a quarterly basis.  Annual retainers are also paid to members of Board committees.  Directors are also reimbursed for expenses incurred in attending board or committee meetings and while representing the Company in conducting certain business.  The annual retainer fee is $35,000 ($60,000 for the Chairman), consisting of four quarterly payments of $8,750 each ($15,000 each for the Chairman).  Fees are not paid for attending committee meetings. Rather, members of the Audit Committee other than the Chair are paid an annual retainer of $8,000, members of the Compensation Committee are paid an annual retainer of $5,000, and members of the Corporate Governance and Nominating Committee is paid an annual retainer of $4,000. The Chair of the Audit Committee is paid an annual retainer of $16,000, and the Chair of the Compensation Committee is paid $10,000, and the Chair of the Corporate Governance and Nominating Committee is paid an annual retainer of $7,000.  The annual retainers for committee members and committee Chairs are paid in arrears in four equal installments on a quarterly basis.  Members of the Science Committee and Finance Committee do not currently receive any additional compensation for serving on those committees.

Beginning on May 6, 2014, Directors were given the opportunity to elect to receive, in lieu of cash retainers, a number of shares of our common stock equivalent in value to the retainer earned by such Director.  Directors that make such an election receive 100% of their compensation in the form of common stock.  In 2014, elections were made on June 1, 2014, effective until the 2015 Annual Meeting.  These shares are distributed four times a year, in line with previous paid quarterly retainers. The number of shares to be distributed is determined using the closing price of our common stock on the last business day of the applicable three month period.  One Director, Dr. Cohen, elected to receive shares of our common stock in lieu of cash retainer in 2014. Subsequent Elections to receive Company shares in lieu of cash for future years shall be made on the date of each Annual Meeting, effective until the subsequent Annual Meeting.

Compensation Committee Interlocks and Insider Participation

During 2014, the Compensation Committee consisted of Mr. Erck, Mr. Abercrombie, Dr. Sanders and Dr. Jensen. No member of the Committee was at any time during 2014 an officer or employee of the Company. No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Company’s Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee reviewed the Compensation Discussion and Analysis and discussed its contents with Company management. Based on such review and discussions, the Committee has recommended that the Compensation Discussion and Analysis be included in this proxy statement.

Stanley C. Erck, Chair of the Committee
George B. Abercrombie
Peder K. Jensen, M.D.
Charles A. Sanders, M.D.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report, in accordance with rules established by the Securities and Exchange Commission (“SEC”), for inclusion in this proxy statement.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2014, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the Audit Committee reviewed and discussed the internal audit plan for the year ended December 31, 2014.  Furthermore, the Audit Committee reviewed and discussed with the Company’s management and Ernst and Young LLP the evaluation of the Company’s design and functioning of its internal controls over financial reporting, including the required Section 404 testing undertaken by Company management and Ernst and Young with respect to the Company’s internal controls over financial reporting.  The Audit Committee reviewed with Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with Ernst & Young LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence. The Audit Committee also considered the compatibility of non-audit services with Ernst & Young LLP’s independence.

The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for their audit. The Audit Committee regularly meets with Ernst & Young LLP, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC. The Audit Committee and the Board approved the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014 and has approved the retention of Ernst & Young LLP as the principal accounting firm to be used by the Company throughout the fiscal year ending December 31, 2015.

The Audit Committee currently consists of Mr. Lee, as chairperson, Mr. Abercrombie and Dr. Jensen.

Kenneth B. Lee, Jr., Chair of the Committee
George B. Abercrombie
Peder K. Jensen, M.D.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of the Company’s Common Stock as of March 27, 2015 by (i) each director, (ii) each of the Named Executive Officers, (iii) all directors and executive officers of the Company as a group and (iv) each person known to the Company to be the beneficial owner of more than five percent of our Common Stock. Unless otherwise noted below, the address for each person listed in the table is the principal executive offices of the Company.

Name and Address	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Felix J. and Julian C. Baker and related persons	10,713,686	(3)	14.8%
667 Madison Avenue New York, NY 10021
BlackRock, Inc.	5,491,627	(4)	7.6%
55 East 52nd Street New York, NY 10022
RA Capital Management, LLC and related persons 20 Park Plaza, Suite 1200 Boston, MA 02116	7,050,356	(5)	9.7%
FMR LLC and related persons 245 Summer St. Boston, MA 02210	10,424,425	(6)	14.4%
Wellington Management Group LLP 280 Congress St. Boston, MA 02210	7,389,273	(7)	10.2%
George B. Abercrombie	67,667	(8)	*
Fred E. Cohen, M.D., D.Phil.	192,397	(9)	*
Stanley C. Erck	138,333	(10)	*
Nancy J. Hutson, Ph.D.	69,224	(11)	*
Peder K. Jensen, M.D.	130,000	(12)	*
Kenneth B. Lee, Jr.	55,252	(13)	*
Charles A. Sanders, M.D.	90,333	(14)	*
Jon P. Stonehouse	1,761,988	(15)	2.4%
Thomas R. Staab II.	286,729	(16)	*
Yarlagadda S. Babu, Ph.D.	512,499	(17)	*
William P. Sheridan, M.D.	431,371	(18)	*
Alane Barnes	252,498	(19)	*
All executive officers and directors as a group (13 persons)	3,988,291	(20)	5.3%

____________

(*)	Less than one percent.

(1)	Gives effect to the shares of Common Stock issuable within 60 days after March 27, 2015 upon the exercise of all options and other rights beneficially held by the indicated stockholder on that date.

(2)
Ownership percentage is reported based on 72,458,424 shares of common stock outstanding on March 27, 2015, plus, as to the holder thereof only and no other person, the number of shares (if any) that the person has the right to acquire as of March 27, 2015 or within 60 days from that date through the exercise of all options and other rights.

(3)
From Schedule 13G/A filed with the SEC on February 17, 2015.  Includes the aggregate number of shares of common stock beneficially owned along with shares of common stock that may be immediately acquired as follows: 1,930,013 shares held by 667, L.P.; 8,548,191 shares held by Baker Brothers Life Sciences, L.P.; and 235,482 shares held by 14159, L.P. By virtue of their power to control the investment decisions of the limited partnerships listed in the table above, each of Baker Bros. Advisors LP, Baker Bros. Advisors (GP) LLC, Julian C. Baker and Felix J. Baker may each be deemed to be beneficial owners of shares owned by such entities and may be deemed to have sole power to vote or direct the vote of and sole power to dispose or direct the disposition of such securities.

(4)
From Schedule 13G filed with the SEC on February 2, 2015 indicating that 5,491,627 shares are held by BlackRock, Inc. and certain subsidiaries No such subsidiary has the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of,  more than five percent of our common stock.  BlackRock, Inc. may be deemed to have sole power to vote or to direct the vote of 5,351,157 shares of common stock and sole power to dispose or to direct the disposition of 5,491,627 shares of common stock.

(5)
From Schedule 13G/A filed with the SEC on February 17, 2015 indicating that 7,050,356 shares are beneficially owned by RA Capital Management, LLC and Mr. Peter Kolchinsky, its manager.  RA Capital Management LLC and Peter Kolchinsky may be deemed to have shared power to vote or direct the vote of and shared power to dispose or direct the disposition of such shares.  Of such shares, 5,607,552 shares are held of record and beneficially owned by RA Capital Healthcare Fund, L.P., an entity for which RA Capital Management, LLC serves as the general partner, and the remainder are shares held in a separately managed account for which RA Capital Management LLC serves as advisor.

(6)
From Schedule 13G/A filed with the SEC on February 13, 2015 indicating that such shares are beneficially owned by FMR LLC, Edward C. Johnson 3d, and Abigail P. Johnson.  Fidelity Management & Research Company (“Fidelity”), 245 Summer Street, Boston, Massachusetts 02210, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 10,424,425 shares or 14.4% of the common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.  The reporting persons may be deemed to have sole power to vote or to direct the vote of 120,700 shares of common stock and sole power to dispose or to direct the disposition of 10,424,425 shares of common stock.  Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(7)
From Schedule 13G filed with the SEC on January 12, 2015 indicating that such shares are beneficially owned by Wellington Management Group LLP (“Wellington”) in its capacity as investment adviser to clients who are the record holders of such shares.  Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. No such client is known to have such right or power with respect to more than five percent of our common stock.  Of such shares, Wellington has shared voting power over 6,584,985 shares and shared dispositive power over 7,389,273 shares.

(8)	Includes 57,667 shares issuable upon exercise of stock options that are exercisable as of March 27, 2015 or within 60 days from that date.

(9)	Includes 90,083 shares issuable upon exercise of stock options that are exercisable as of March 27, 2015 or within 60 days from that date.

(10)	Includes 98,333 shares issuable upon exercise of stock options that are exercisable as of March 27, 2015 or within 60 days from that date.

(11)	Includes 53,333 shares issuable upon exercise of stock options that are exercisable as of March 27, 2015 or within 60 days from that date.

(12)	Includes 70,000 shares issuable upon exercise of stock options that are exercisable as of March 27, 2015 or within 60 days from that date.

(13)	Includes 45,000 shares issuable upon exercise of stock options that are exercisable as of March 27, 2015 or within 60 days from that date.

(14)	Includes 83,333 shares issuable upon exercise of stock options that are exercisable as of March 27, 2015 or within 60 days from that date.

(15)	Includes 1,275,133 shares issuable upon exercise of stock options that are exercisable as of March 27, 2015 or within 60 days from that date.

(16)	Includes 176,635 shares issuable upon exercise of stock options that are exercisable as of March 27, 2015 or within 60 days from that date.

(17)	Includes 420,252 shares issuable upon exercise of stock options that are exercisable as of March 27, 2015 or within 60 days from that date.

(18)	Includes 394,023 shares issuable upon exercise of stock options that are exercisable as of March 27, 2015 or within 60 days from that date.

(19)	Includes 212,047 shares issuable upon exercise of stock options that are exercisable as of March 27, 2015 or within 60 days from that date.

(20)	Includes 2,975,839 shares issuable upon exercise of stock options that are exercisable as of March 27, 2015 or within 60 days from that date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Act”) requires our officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities (collectively, “Reporting Persons”), to file reports of ownership with the Securities and Exchange Commission. Reporting Persons are required by the Act regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by us during 2014, or written representations from certain Reporting Persons that no Forms 5 were required for those persons, the Company believes that its Reporting Persons were in compliance with all applicable filing requirements, except for the following late filings:

•
On February 2, 2014, the Forms 4 reporting the grant of annual employee stock options and restricted stock units for Yarlagadda S. Babu, Alane P. Barnes, William P. Sheridan, Thomas R. Staab II, and Jon P. Stonehouse were filed late.

•	On March 1, 2014, the Forms 4 reporting shares withheld to satisfy tax withholding upon the vesting of restricted stock units for William P. Sheridan and Jon P. Stonehouse were filed late.
•
On March 7, 2014, the Forms 4 reporting shares withheld to satisfy tax withholding upon the vesting of restricted stock units and the exercise of employee stock options followed by the same-day sales of shares of common stock for Yarlagadda S. Babu, Alane P. Barnes, and Thomas R. Staab II were filed late.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our 2016 Annual Meeting of Stockholders must be received by the Company by December 12, 2015 to be considered for inclusion in our proxy statement relating to such meeting. Proposals for inclusion in the proxy statement must comply with the Securities Exchange Act of 1934, including Rule 14a-8.

A stockholder must notify the Company no earlier than January 21, 2016 and no later than February 20, 2016 of a proposal for the 2016 Annual Meeting which the stockholder intends to present other than by inclusion in our proxy material (including director nominations) and must include with the notification the information required by the Company’s bylaws, in order to be eligible for consideration at the 2016 Annual Meeting.  In accordance with the Company’s bylaws, any stockholder entitled to vote for directors at an annual meeting of the Company may nominate persons for election as directors. Any such notice shall also include the information regarding the stockholder making the nomination and the nominee required by the Company’s bylaws.

NO INCORPORATION BY REFERENCE

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that the Company is referring you to information that has previously been filed with the SEC, and that the information should be considered part of a particular filing. As provided in regulations promulgated by the SEC, the “Audit Committee Report” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC. In addition, this proxy statement includes the Company’s website address. This website address is intended to provide inactive, textual references only. The information on the Company’s website is not part of this proxy statement.

OTHER MATTERS

Management does not intend to present to the Meeting any matters other than those previously mentioned herein and does not presently know of any matters that will be presented by other parties. If other matters should properly come before the Meeting, it is intended that the holders of the proxies will act in respect thereto and in accordance with their best judgment.

GENERAL INFORMATION

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the one-page notice regarding the Internet availability of proxy materials may have been sent to multiple stockholders in your household. You may have a separate copy of this document sent to you by contacting the Corporate Secretary, BioCryst Pharmaceuticals, Inc., 4505 Emperor Blvd., Suite 200, Durham, North Carolina 27703, (919) 859-1302. If you prefer to receive separate copies of the one-page notice regarding the Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address.

Stockholders may obtain a copy of the Notice of Annual Meeting, Proxy Statement, Form of Proxy, Annual Report, and our Annual Report on Form 10-K by writing to the Corporate Secretary at the address stated above or by visiting www.proxyvote.com.

BY ORDER OF THE BOARD OF DIRECTORS

Alane P. Barnes, Corporate Secretary

Durham, North Carolina
April 10, 2015

BIOCRYST PHARMACEUTICALS, INC.
C/O AMERICAN STOCK TRANSFER & TRUST COMPANY
59 MAIDEN LANE
NEW YORK, NY 10038

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by BIOCRYST PHARMACEUTICALS, INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M87505-P61838

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BIOCRYST PHARMACEUTICALS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Director

Nominee:	**For**	**Withhold**
1a. Nancy J. Hutson, Ph.D.	☐	☐

The Board of Directors recommends you vote FOR proposal 2.

NOTE: UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSON NOMINATED FOR ELECTION AS DIRECTOR, AND FOR PROPOSAL 2. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M87506-P61838

BIOCRYST PHARMACEUTICALS, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 20, 2015

(This Proxy is Solicited by the Board of Directors)

The undersigned stockholder of BioCryst Pharmaceuticals, Inc., hereby appoints Jon P. Stonehouse and Alane P. Barnes, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of BioCryst Pharmaceuticals, Inc., to be held at the Company's corporate offices at 4505 Emperor Blvd., Suite 200, Durham, North Carolina on Wednesday, May 20, 2015 at 10:00 a.m. Eastern Daylight Time, or any adjournment thereof.

Continued and to be signed on reverse side